Exhibit 10.77

AGREEMENT OF SUB-LEASE

This INDUSTRIAL SUB-LEASE (“Lease”), dated for reference purposes only February 24, 2006, is entered into by SIEMENS MEDICAL SOLUTIONS USA, INC., a Delaware corporation (“Sub-Landlord”), and Molecular Imaging Corporation (“Sub-Tenant”).

1.	BASIC LEASE TERMS.

The basic terms of the Lease set forth in this Article 1 shall be read in conjunction with the other Articles of this Sublease, which define and explain the basic terms.

1.1. Address for Notice (see Section 24.19):

Sub-Landlord:	Siemens Medical Solutions USA, Inc.
Molecular Imaging
810 Innovation Drive
Knoxville, TN 37932
Attention: PETNET Solutions

Sub-Tenant:	Molecular Imaging Corporation
9530 Towne Centre Drive, Suite 120
San Diego, California 92121
Attention: Kenneth C. Frederick

1.2. Description of Sub-Premises:

Address:	11388 Sorrento Valley Road
San Diego, California 92121

Suite/Unit:	As set forth on Annex A attached hereto.

Rentable Square Footage:	4,417 Rentable Square Feet

1.3. Commencement Date: March 1, 2006

1.4. Lease Term (see Article 3): Fifteen (15) years, beginning on the Commencement Date and ending on the last day of the calendar month of February, 2021 (the “Expiration Date”).

1.5. Minimum Monthly Rent: The Minimum Monthly Rent shall be the following amounts during the following periods:

Time Period	Minimum Monthly Rent Per Rentable Square Foot (“RSF”)	Min. Monthly Rent

From 3/1/06 to and including 8/31/06	$2.61 per RSF per month	$11,528.37 per month,

From 9/1/06 to and including 8/31/07	$2.70 per RSF per month	$11,925.90 per month,

From 9/1/07 to and including 8/31/08	$2.80 per RSF per month	$12,367.60 per month,

From 9/1/08 to and including 8/31/09	$2.50 per RSF per month	$11,042.50 per month,

From 9/1/09 to and including 8/31/10	$2.5875 per RSF per month	$11,428.99 per month,

From 9/1/10 to and including 8/31/11	$2.6781 per RSF per month	$11,829.17 per month,

From 9/1/11 to and including 8/31/12	$2.7718 per RSF per month	$12,243.04 per month,

From 9/1/12 to and including 8/31/13	$2.8688 per RSF per month	$12,671.49 per month,

ANNEX B

Time Period	Minimum Monthly Rent Per Rentable Square Foot (“RSF”)	Min. Monthly Rent

From 9/1/13 to and including 8/31/14	$2.9692 per RSF per month	$13,114.96 per month,

From 9/1/14 to and including 8/31/15	$3.0731 per RSF per month	$13,573.88 per month,

From 9/1/15 to and including 8/31/16	$3.1807 per RSF per month	$14,049.15 per month,

From 9/1/16 to and including 8/31/17	$3.2920 per RSF per month	$14,540.76 per month,

From 9/1/17 to and including 8/31/18	$3.4072 per RSF per month	$15,049.60 per month,

From 9/1/18 to and including 8/31/19	$3.5265 per RSF per month	$15,576.55 per month,

From 9/1/19 to and including 8/31/20	$3.6499 per RSF per month	$16,121.61 per month,

From 9/1/20 to and including 1/31/21	$3.7777 per RSF per month	$16,686.10 per month,

1.6. Sub-Tenant’s Pro Rata Share of Sub-Landlord’s Operating Costs (see Article 6): 52.8%.

1.7. Permitted Use (see Article 11): Life Sciences research, medical patient diagnosis, related medical manufacturing and office uses, as well as the operation of a cyclotron for the purposes of producing PET isotopes and radiopharmaceuticals and for no other use.

1.8. Sub-Tenant’s Parking Spaces (Unassigned) (see Section 11.6): 3 spaces, subject to proportionate adjustment if Sub-Tenant’s percentage occupancy of the Building changes (based on adjustments in the Rentable Area of the Sub-Premises), or if the total parking at the Building is decreased below 120 spaces

1.9. Sub-Landlord’s Broker: None.

1.10. Sub-Tenant’s Broker: None.

1.11. Sub-Tenant Improvement Allowance: None.

1.12. Exhibits: The following Exhibits are attached to and made a part of this Sublease:

Annex A - Description of Sub-Premises

Annex B - Lease

2.	SUB-PREMISES.

2.1. Lease of Sub-Premises. Sub-Landlord hereby leases to Sub-Tenant, and Sub-Tenant hereby leases from Sub-Landlord, the premises (the “Sub-Premises”) described in Section 1.2, which are indicated on the site/floor plan attached as Annex A. The Sub-Premises are part of the Building (including surrounding parking lots, landscaped areas and common facilities described in Section 6.5) identified in Section 1.2 (the “Building”).

2.2. Subject to Lease. The Sub-Premises are a portion of the space rented by Sub-Landlord from BC Sorrento, LLC (“Landlord”) pursuant to that certain Standard Industrial Net Lease dated February 24, 2006 between Landlord and Sub-Landlord as Tenant (the “Lease”). To the extent not otherwise applicable only to the original parties to the Lease, the terms, provisions, covenants and conditions of the Lease are hereby incorporated herein by reference, to the extent that they pertain to the Sub-Premises, subject to the following understandings:

(a) The term “Landlord” as used therein shall refer to Sub-Landlord hereunder, and the term “Tenant” as used therein shall refer to Sub-Tenant hereunder, but only to the extent that such reference that such reference pertains to the Sub-Premises.

(b) In any case where the Lessor reserves the right to enter the Premises, said right shall inure to the benefit of the Lessor as well as to Sub-Landlord with respect to the Sub-Prmeises.

ANNEX B

(c) With respect to work, services, repairs or the performance of other obligations required of the Lessor under the Lease, Sub-Landlord’s sole obligation in the Sub-Prmeises with respect thereto, except as provided for herein, shall be to request the same, upon request made in writing by Sub-Tenant, and to use its best efforts to obtain the same from the Lessor. Sub-Tenant shall have the right to request the same directly from Lessor, and to conduct such proceedings as may be required to obtain for the Lessor any such work, services, repairs, or the performance of such obligations. Any such proceeding may be conducted, at Sub-Tenant’s option, in its own name or in Sub-Landlord’s name, and Sub-Landlord agrees to cooperate with Sub-Tenant in connection therewith and to execute such documents as may be required in connection therewith; Sub-Tenant agrees to reimburse Sub-Landlord for any reasonable legal or other expenses incurred by Sub-Landlord in any legal proceeding. It is expressly understood and agreed that installation of carpet of two rooms is not the responsibility of the Lessor but shall be at the sole cost and expense of the Sub-Landlord.

(d) Each party hereto agrees to perform and comply with the terms, provisions, covenants and conditions of the Lease and not to do or suffer or permit anything to be done that would result in a default under or cause the Lease to be terminate or forfeited.

In the event of any conflict between the terms of this Agreement

3.	LEASE TERM.

3.1. Commencement. The term of this Sublease (the “Lease Term”) shall commence on the Commencement Date stated in Section 1.3 and shall continue for the period stated in Section 1.4, unless sooner terminated pursuant to any provision of this Sublease.

4.	RENT.

4.1. Minimum Monthly Rent. Sub-Tenant shall pay minimum monthly rent (“Minimum Monthly Rent”) in the initial amount stated in Section 1.5. The Minimum Monthly Rent shall be increased as set forth in Section 1.5 and/or elsewhere in this Sublease. Sub-Tenant shall pay the Minimum Monthly Rent on or before the first day of each calendar month, in advance, at the office of Sub-Landlord or at such other place designated by Sub-Landlord, without deduction, offset or prior demand. If the Commencement Date is not the first day of a calendar month, the rent for the partial month at the beginning of the Lease Term shall be prorated on a per diem basis and shall be due on the first day of such partial month.

4.2. Lease Year. As used in this Sublease, the term “Lease Year” means (i) the period of twelve (12) full calendar months beginning September 1, 2006, (ii) each period of twelve (12) full calendar months thereafter, and (iii) any remaining period at the end of the Lease Term of less than twelve (12) full calendar months.

4.3. Additional Rent. All charges payable by Sub-Tenant in addition to Minimum Monthly Rent shall constitute Additional Rent to Sub-Landlord. All remedies available to Sub-Landlord for nonpayment of rent shall be available for nonpayment of any such Additional Rent. Unless this Sublease provides otherwise, all Additional Rent shall be paid by Sub-Tenant, without limitation or offset, within fifteen (15) days after Sub-Tenant’s receipt of a statement from Sub-Landlord. Additional Rent includes, without limitation, Operating Costs (see Article 6), Maintenance and Repairs (see Article 7), Real Property Taxes (see Article 8), insurance costs (see Article 9), Utilities (see Article 10), and attorneys’ fees and costs (see Section 24.3). If any Minimum Monthly Rent is abated or waived pursuant to another specific term of this Sublease or in any separate agreement, it is understood that such abatement or waiver shall apply only to the Minimum Monthly Rent, and Sub-Tenant shall be obligated to pay all components of Additional Rent (including the applicable impounds thereof) during the periods of abatement or waiver of Minimum Monthly Rent and throughout the Lease Term. Minimum Monthly Rent, Additional Rent, and all other charges and monetary amounts due Sub-Landlord from Sub-Tenant hereunder shall constitute “rent.”

4.4. Impounds. Sub-Landlord shall have the right, but not the obligation, to collect and impound, in advance, any or all components of Operating Costs, Real Property Taxes and insurance costs based upon Sub-Landlord’s reasonable estimate of Sub-Tenant’s future liability for such amounts under this Sublease. Sub-Landlord shall initially establish the monthly amount of such impound (“Monthly Impound Payments”), based upon its estimate of one-twelfth of Sub-Tenant’s annual liability therefor. Sub-Landlord shall have the right, at any time during the Lease Term, to adjust the amount of the Monthly Impound Payment upon notice to Sub-Tenant. The Monthly Impound Payment shall be due and payable on the first day of each month throughout the Lease Term. Any failure to pay the Monthly Impound

ANNEX B

Payment when due shall be an Event of Default under this Sublease and shall entitle Sub-Landlord to exercise any or all of its remedies available in the same manner as for the failure to pay rent, including the imposition of late charges and interest, and the right of Sub-Landlord to require that future payment of the Monthly Impound Payments be made by cashier’s check. Upon the occurrence of any Event of Default by Sub-Tenant hereunder, Sub-Landlord shall have the right to apply all unapplied amounts of Monthly Impound Payments to Sub-Tenant’s default. Within ninety (90) days after the end of each calendar year, Sub-Landlord shall deliver to Sub-Tenant an accounting of Sub-Tenant’s actual Pro Rata Share of Operating Costs and the estimated amounts paid by Sub-Tenant. Any overpayment by Sub-Tenant shall be credited against next Monthly Impound Payments due hereunder, or, at Sub-Landlord’s option, shall be remitted to Sub-Tenant. Sub-Tenant shall pay the amount of any underpayment within fifteen (15) days after receipt of the accounting. Sub-Tenant acknowledges that the Monthly Impound Payments are estimates only and not a representation of the amount of Sub-Tenant’s ultimate liability for Operating Costs, Real Property Taxes and insurance costs.

5.	[DELETED].

6.	OPERATING COSTS.

6.1. Payment of Operating Costs by Sub-Tenant. Sub-Tenant shall pay its pro rata share of Operating Costs for the Building, as defined herein. Sub-Tenant’s pro rata share shall be computed by Sub-Landlord on a monthly or other periodic basis selected by Sub-Landlord. Sub-Tenant shall pay the amount of such pro rata share to Sub-Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within fifteen (15) days after receipt of a statement from Sub-Landlord.

6.2. Pro Rata Share of Operating Costs. Sub-Tenant’s pro rata share of Operating Costs is stated in Section 1.7 and represents the ratio of the Rentable Square Footage of the Sub-Premises (identified in Section 1.2) to the total Rentable Square Footage of the Building, as determined by Sub-Landlord from time to time. Changes in Rentable Square Footage shall be effective on the first day of the first calendar month following the change. Sub-Tenant’s share of Real Property Taxes, insurance costs and other components of Additional Rent shall be computed on the same basis as Sub-Tenant’s Pro Rata Share of Operating Costs, unless Sub-Landlord determines that some other basis would be equitable. In the event the Building is not fully occupied during any year or in the event all of the Building is not provided with standard services during any year, an adjustment shall be made by Sub-Landlord in computing Operating Costs for such year so that Operating Costs shall be computed as though 95% of the Building had been occupied and 95% of the Building had been provided with standard services during such year (or such Operating Costs shall be computed in accordance with actual occupancy or actual provision of standard services if such respective amounts shall exceed 95%); provided, however, that in no event shall the aggregate amount of Operating Costs collected by Sub-Landlord from all Sub-Tenants in the Building exceed the actual Operating Costs for said year. Additionally, if any item of the Common Facilities exclusively serves the Sub-Premises, then Sub-Tenant’s Pro Rata Share of such items shall be 100%.

6.3. Operating Costs. “Operating Costs” includes all costs of operating, managing, repairing and maintaining the Common Facilities, including without limitation: gardening and landscaping; the cost of public liability and property damage insurance; Real Property Taxes, as defined in Section 8.2 but applicable to the Common Facilities; utilities; line painting and parking lot repairs; roof repairs; lighting; trash and refuse removal; supplies; equipment; exterior painting; capital improvements (including without limitation the costs of roof, parking lot and underground utilities replacements); reasonable reserves for repairs and replacements; the costs of altering, improving, renovating, upgrading or retrofitting any portion of the Common Facilities to comply with all laws, regulations and governmental requirements applicable to the Building (including without limitation those related to disabled persons, hazardous materials, lighting upgrades, sprinkler and energy-saving retrofits); security service; property management costs and administrative fees; bookkeeping services; labor; and the cost of personnel to implement such services and to direct parking. In lieu of including the entire amount of any such expense in Operating Costs in any one period, Sub-Landlord, at its election, may spread the inclusion of, or may amortize, any such expenses, or a reasonable reserve for anticipated expenses, in Operating Costs over such multiple periods as Sub-Landlord shall determine.

6.4. Common Facilities. “Common Facilities” means all areas, facilities, utilities, equipment and services provided by Sub-Landlord for the common use or benefit of the occupants of the Building and their employees, agents, customers and other invitees, including without limitation: building lobbies, common corridors and hallways, restrooms, pedestrian walkways, utility yard, driveways and access roads, access facilities for disabled persons (including elevators), truck serviceways, loading docks, garages, driveways, parking lots, landscaped areas, stairways, elevators (passenger and

ANNEX B

service), retaining walls, all areas required to be maintained under the conditions of governmental approvals for the Building, and other generally understood public or common areas. Sub-Landlord reserves the right to relocate, alter, improve, or adjust the size and location of any Common Facilities from time to time without liability to Sub-Tenant.

7.	MAINTENANCE AND REPAIRS.

7.1. Sub-Tenant’s Obligations. Except as provided in Section 7.2, Sub-Tenant shall keep the Sub-Premises in good order, condition and repair during the Lease Term, including without limitation: all nonstructural interior areas; all heating, ventilating and air conditioning systems and equipment exclusively serving the Sub-Premises; all glass, glazing, windows, window moldings, partitions, doors and door hardware; all interior painting; all fixtures and appurtenances in the Sub-Premises or exclusively serving the Sub-Premises including electrical, lighting and plumbing fixtures; and all other portions of the Sub-Premises seen or unseen. Sub-Tenant shall promptly replace at its sole cost and expense any of the systems, equipment and other portions of the Sub-Premises for which it is responsible hereunder during the Lease Term if and when necessary, regardless of whether the benefit of such replacement extends beyond the Lease Term. It is the intention of Sub-Landlord and Sub-Tenant that Sub-Tenant shall maintain the Sub-Premises, at all times during the Lease Term, in an attractive, first-class and fully operative condition, at Sub-Tenant’s expense. Sub-Tenant shall additionally obtain and keep in force a preventive maintenance contract providing for the regular (at least quarterly) inspection and maintenance of the heating and air conditioning system serving the Sub-Premises (including leaks around ducts, pipes, vents, and other parts of the air conditioning) by a reputable licensed heating and air conditioning contractor acceptable to Sub-Landlord. Prior to April 1 of each calendar year, Sub-Tenant shall deliver Sub-Landlord written confirmation from such contractor verifying that such a contract has been entered into and that the required service will be provided. Notwithstanding the foregoing, Sub-Landlord shall have the right, upon written notice to Sub-Tenant, to undertake the responsibility for preventive maintenance and repair of the heating and air conditioning system, at Sub-Tenant’s sole cost and expense.

7.2. Sub-Landlord’s Obligations. Sub-Landlord shall repair and maintain the Common Facilities, subject to Sub-Tenant’s obligation to pay its Pro Rata Share of Operating Costs, as provided in Article 6. Sub-Landlord shall maintain the roof, the foundations, structural portions, landscaping, parking lots and other exterior areas of the Building, but Sub-Tenant shall pay (a) the full costs of such maintenance, or an equitable share determined by Sub-Landlord if the Sub-Premises are part of a multi-tenant building, (b) the full amount of any maintenance and repairs necessitated by any act, omission, conduct or activity of, or breach of this lease by, Sub-Tenant or any of Sub-Tenant’s officers, agents, customers or invitees (plus fifteen percent (15%) of the cost thereof for Sub-Landlord’s overhead); and (c) any maintenance and repairs necessitated by breaking and entering of the Sub-Premises. Sub-Tenant shall pay its share of such maintenance and repair costs incurred by Sub-Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within fifteen (15) days after receipt of a statement from Sub-Landlord. There shall be no abatement of rent, and no liability of Sub-Landlord, by reason of any injury to or interference with Sub-Tenant’s business arising from the making of any repairs, alterations, or improvements to any portion of the Sub-Premises or the Building. Except as provided in Article 16 (Damage and Destruction) and Article 17 (Condemnation), Sub-Landlord shall have absolutely no other responsibility to repair, maintain or replace any portion of the Sub-Premises at any time. Sub-Tenant waives the right to make repairs at Sub-Landlord’s expense under California Civil Code Section 1942, or under any other law, statute or ordinance now or hereafter in effect. Sub-Landlord’s obligations under this Section are not intended to alter or modify in any way the provisions of Article 12.

7.3. Performance By Sub-Landlord. If Sub-Tenant refuses or neglects to perform its maintenance obligations hereunder to the reasonable satisfaction of Sub-Landlord, Sub-Landlord shall have the right (but not the obligation), upon three (3) days’ prior notice to Sub-Tenant, to enter the Sub-Premises and perform such repairs and maintenance on behalf of Sub-Tenant. Sub-Landlord shall also have the right (but not the obligation), without prior notice to Sub-Tenant, to correct or remove any dangerous or hazardous condition, to repair the heating, ventilating, air conditioning or plumbing systems, to correct, repair or bring into legal compliance any fire or other life safety systems of the Sub-Premises, and to repair or replace any broken glass or glazing, if Sub-Tenant fails to correct or repair the same within twenty-four (24) hours after the need arises. Sub-Landlord shall not be liable to Sub-Tenant for any loss or damage to Sub-Tenant’s merchandise, fixtures, or other property or to Sub-Tenant’s business in connection with Sub-Landlord’s performance hereunder, and Sub-Tenant shall pay Sub-Landlord’s costs plus fifteen percent (15%) of such amount for overhead, upon presentation of a statement therefor, as Additional Rent. Sub-Tenant shall also pay interest at the rate provided in Section 22.4 from the date of completion of repairs by Sub-Landlord to the date paid by Sub-Tenant.

ANNEX B

8.	REAL PROPERTY TAXES.

8.1. Payment of Real Property Taxes by Sub-Tenant. Sub-Tenant shall pay all Real Property Taxes applicable to the Sub-Premises during the Lease Term. If the Sub-Premises are not separately assessed, a share of the tax bill that includes the Sub-Premises shall be allocated to the Sub-Premises. Such share shall be equitably determined by Sub-Landlord based upon the Rentable Square Footage of the Sub-Premises compared to the total Rentable Square Footage covered by the tax bill, the respective valuations assigned in the assessor’s worksheet, or other reasonably available information. Sub-Tenant shall pay its share of Real Property Taxes to Sub-Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within fifteen (15) days after receipt of a statement from Sub-Landlord.

8.2. Real Property Taxes Defined. “Real Property Taxes” means all taxes, assessments, levies, fees and other governmental charges levied on or attributable to the Sub-Premises or any part thereof, including without limitation: (a) real property taxes and assessments levied with respect to all or a portion of the Sub-Premises, (b) assessments, charges and fees charged by governmental agencies or districts for services or facilities provided to the Sub-Premises, (c) transfer, transaction, rental, gross receipts, license or similar taxes or charges measured by rent received by Sub-Landlord, excluding any federal or state income, franchise, estate or inheritance taxes of Sub-Landlord, (d) taxes based upon a reassessment of the Sub-Premises due to a transfer or change of ownership, and (e) any assessment, charge or fee that is a substitute in whole or in part for any tax now or previously included within the definition of Real Property Taxes. If Sub-Landlord elects to contest an assessment of any Real Property Taxes, Sub-Landlord shall have the right to recover its actual costs of such contest (including attorneys’ fees and costs) as part of Real Property Taxes, but only to the extent such contest has resulted in a reduction of Real Property Taxes. Sub-Tenant shall not be entitled to the benefit of any reduction, refund, rebate or credit accruing or payable to Sub-Landlord prior to the commencement of or after the expiration or other termination of the Lease Term.

8.3. Personal Property Taxes. Sub-Tenant shall pay prior to delinquency all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Sub-Tenant. Sub-Tenant shall attempt to have such personal property taxed separately from the Sub-Premises. If any such taxes on Sub-Tenant’s personal property are levied against Sub-Landlord or the Sub-Premises, or if the assessed value of the Sub-Premises is increased by inclusion of a value placed upon such personal property of Sub-Tenant, then: (a) Sub-Landlord, after written notice to Sub-Tenant, shall have the right to pay the taxes levied against Sub-Landlord, or the taxes based upon such increased valuation, but under protest if so requested by Sub-Tenant in writing, and (b) Sub-Tenant shall pay to Sub-Landlord the taxes levied against Sub-Landlord, or the taxes resulting from such increased valuation, within fifteen (15) days after Sub-Tenant’s receipt of a written statement from Sub-Landlord.

9.	INSURANCE.

9.1. All Risk Coverage. During the Lease Term, Sub-Landlord shall maintain, at Sub-Tenant’s expense, insurance covering loss or damage to the Sub-Premises (excluding Sub-Tenant’s Alterations, fixtures, equipment and personal property), insuring against any or all risks of physical loss (and including, at Sub-Landlord’s option, flood and earthquake coverage), with the scope and amounts of such coverage as determined by Sub-Landlord. Said insurance shall provide for payment of loss thereunder to Sub-Landlord or to the holder of a first mortgage or deed of trust on the Sub-Premises. Sub-Landlord may also maintain during the Lease Term, at Sub-Tenant’s expense, a policy of rental income insurance covering a period of one (1) year, with loss payable to Sub-Landlord.

9.2. Sub-Tenant’s Personal Property and Fixtures. Sub-Tenant shall at all times, at Sub-Tenant’s sole cost and expense, maintain insurance against any or all risks of physical loss in an amount adequate to cover the cost of replacement of all of Sub-Tenant’s Alterations, trade fixtures, equipment and personal property. Such policy shall be issued by an insurance company approved by Sub-Landlord, shall name Sub-Landlord and Sub-Landlord’s lender as additional insureds, and shall provide that no cancellation or reduction in coverage shall be effective until thirty (30) days after written notice to Sub-Landlord and Sub-Landlord’s lender. Sub-Tenant shall deliver a certificate evidencing such insurance to Sub-Landlord and a renewal or binder at least twenty (20) days prior to expiration. Sub-Tenant acknowledges that Sub-Landlord’s insurance is not intended to cover Sub-Tenant’s Alterations, trade fixtures, equipment and personal property. Provided, however, that at Sub-Landlord’s sole election, Sub-Landlord may obtain at Sub-Tenant’s expense any or all of the insurance described in this Section.

ANNEX B

9.3. Sub-Tenant’s Liability Insurance. Sub-Tenant shall, at Sub-Tenant’s sole cost and expense, provide comprehensive general liability insurance, fully covering and indemnifying Sub-Landlord and Sub-Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals (together with, at Sub-Landlord’s election, Sub-Landlord’s lender), as additional insureds, against any and all claims arising from personal injury, death, and/or property damage occurring in or about the Sub-Premises or the Building during the period of Sub-Tenant’s possession (actual and/or constructive) at the Sub-Premises. The initial limits of such insurance shall be at least $3,000,000 combined single liability limit. Such liability insurance limits shall be subject to periodic increase, at Sub-Landlord’s election, based upon inflation, increased liability awards, lender requirements, the recommendations of Sub-Landlord’s professional insurance advisors, and other relevant factors. Sub-Tenant shall also, at its sole cost and expense, obtain workers’ compensation insurance for the protection of its employees such as will relieve Sub-Landlord of all liability to such employees for any and all accidents that may arise on or about the Sub-Premises or the Building. All insurance required to be carried by Sub-Tenant shall be primary and noncontributory to any insurance carried by Sub-Landlord, regardless of the absence of negligence or other fault of Sub-Tenant for alleged injury, death and/or property damage. Each policy of insurance required to be carried by Sub-Tenant hereunder shall: (a) contain cross-liability and contractual liability endorsements, (b) provide that no cancellation or reduction in coverage shall be effective until thirty (30) days after written notice to Sub-Landlord and Sub-Landlord’s lender, (c) be issued by an insurer licensed in California and reasonably approved by Sub-Landlord, and (d) shall insure Sub-Tenant’s performance of the indemnity provisions of Articles 13 and 14, but the amount of such insurance shall not limit Sub-Tenant’s liability nor relieve Sub-Tenant of any obligation hereunder. Prior to the Commencement Date, Sub-Tenant shall deliver a certificate evidencing all such insurance to Sub-Landlord. Sub-Tenant shall deliver a renewal or binder of such policy at least thirty (30) days prior to expiration thereof. Sub-Tenant shall, at Sub-Tenant’s expense, maintain such other liability insurance as Sub-Tenant deems necessary to protect Sub-Tenant. Sub-Tenant shall be in material breach of this Sublease if Sub-Tenant fails to obtain the insurance required under this Section, or if Sub-Tenant obtains insurance with terms, conditions and/or exclusions that are inconsistent with the requirements and terms of this Sublease.

9.4. Payment of Insurance Costs. Sub-Tenant shall pay directly all premiums for its liability insurance required under Section 9.3, for its personal property insurance to be carried by Sub-Tenant as required under this Article, and for all other insurance Sub-Tenant elects to carry. Sub-Tenant shall pay the insurance premiums, or, where applicable, its share thereof as equitably determined by Sub-Landlord, for the insurance policies carried or obtained by Sub-Landlord as described in this Article. If the Lease Term expires before the expiration of any such insurance policy, Sub-Tenant’s liability for premiums shall be prorated on an annual basis. Sub-Tenant shall pay such insurance costs to Sub-Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within fifteen (15) days after receipt of a statement from Sub-Landlord. If any insurance policy maintained by Sub-Landlord covers improvements or real property other than the Sub-Premises, Sub-Landlord shall reasonably determine the portion of the premiums applicable to the Sub-Premises, and Sub-Tenant shall pay its share thereof as so determined. In addition, Sub-Tenant shall pay the full amount of any deductible amount under Sub-Landlord’s insurance policies, or where applicable its share thereof as equitably determined by Sub-Landlord, within fifteen (15) days after receipt of a statement from Sub-Landlord.

9.5. Waiver of Subrogation. Each party waives all rights of recovery against the other party and its officers, employees, agents and representatives for any claims for loss or damage to person or property caused by or resulting from fire or any other risks insured against under any insurance policy in force at the time of such loss or damage. Each party shall cause each insurance policy obtained by it to provide that the insurer waives all rights of recovery by way of subrogation against the other party in connection with any damage covered by such policy.

9.6. Sub-Tenant’s Use Not to Increase Premium. Sub-Tenant shall not keep, use, manufacture, assemble, sell or offer for sale in or upon the Sub-Premises any article that may be prohibited by, or that might invalidate, in whole or in part, the coverage afforded by, a standard form of fire or all risk insurance policy. Sub-Tenant shall pay the entire amount of any increase in premiums that may be charged during the Lease Term for the insurance that may be maintained by Sub-Landlord on the Sub-Premises or the Building resulting from the type of materials or products stored, manufactured, assembled or sold by Sub-Tenant in the Sub-Premises, whether or not Sub-Landlord has consented to the same. In determining whether increased premiums are the result of Sub-Tenant’s use of the Sub-Premises, a schedule issued by the entity making the insurance rate on the Sub-Premises showing the various components of such rate shall be conclusive evidence of the items and charges that make up the fire insurance rate on the Sub-Premises.

ANNEX B

9.7. Boiler and Machinery Coverage. If applicable, Sub-Landlord may maintain, at Sub-Tenant’s expense, boiler broad form insurance, if applicable, in the amount of One Hundred Fifty Thousand Dollars ($150,000) in the name of Sub-Landlord. Sub-Tenant shall pay the premium therefor, or its share thereof equitably determined by Sub-Landlord if the Sub-Premises are a part of a multi-Sub-Tenant building.

10.	UTILITIES.

10.1. Sub-Tenant shall pay the cost of all water, gas, heat, light, power, sewer, telephone, refuse disposal, and all other utilities and services supplied to the Sub-Premises. Sub-Tenant shall make payments for all separately metered utilities, when due, directly to the appropriate supplier. Sub-Landlord shall have the right to require Sub-Tenant to install, at Sub-Tenant’s sole expense, separate meters (or other submeter, device or monitor for the measurement of utility usage) for any utility for which a separate meter is not installed as of the Commencement Date. If any utilities or services are not separately metered or monitored with respect to the Sub-Premises, Sub-Landlord shall determine Sub-Tenant’s equitable share thereof, based on rentable square footage, intensity of use of any Utility, hours of operation, and such other factors as Sub-Landlord deems relevant. Sub-Tenant shall pay its equitable share of such utilities to Sub-Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.5, within fifteen (15) days after receipt of a statement from Sub-Landlord. If at any time during the Lease Term, electrical power or any other utility is available to the Sub-Premises from multiple sources, Sub-Landlord shall have the right at any time and from time to time to contract for service from any company or companies providing electrical, telecommunication, or other utility service to the Building. Sub-Tenant shall cooperate with Sub-Landlord and all providers of electrical, telecommunication, or other utility service and, as reasonably necessary, allow Sub-Landlord and such providers reasonable access to the Sub-Premises and to the electric lines, feeders, risers, wiring and any other machinery or equipment within the Sub-Premises. Sub-Landlord shall in no way be liable or responsible for any loss, damage or expense that Sub-Tenant may sustain or incur by reason of any change, failure, interruption, interference or defect in the supply or character of the electricity or other utilities supplied to the Sub-Premises. Sub-Landlord makes no representation or warranty as the suitability of the utility service for Sub-Tenant’s requirements, and no such change, failure, defect, unavailability or unsuitability shall constitute any actual or constructive eviction, in whole or in part, or entitle Sub-Tenant to any abatement or diminution of rent, or relieve Sub-Tenant of any of its obligations under the Lease. Sub-Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service, and no such failure or interruption shall entitle Sub-Tenant to terminate this Sublease or abate the rent due hereunder.

11.	USE.

11.1. Permitted Use. The Sub-Premises shall be used and occupied only for the permitted uses specified in Section 1.8. The Sub-Premises shall not be used or occupied for any other purposes without the prior written consent of Sub-Landlord. Sub-Tenant shall provide such information about such proposed use as may be reasonably requested by Sub-Landlord. Sub-Landlord shall not unreasonably withhold its consent to any requested change of use, and shall have the right to impose reasonable restrictions on such other use so long as such other use is consistent with the zoning for the Building and all other applicable provisions of law and this Sublease. Factors that Sub-Landlord may take into account in granting or withholding its consent shall include, without limitation: (a) whether the proposed use is compatible with the character and Sub-Tenant mix of the Building, (b) whether the proposed use poses any increased risk to Sub-Landlord or any other occupant of the Building, (c) whether any proposed Alterations to accommodate such proposed use might decrease the rental or sale value of the Sub-Premises or the Building, and (d) whether Sub-Tenant has the requisite expertise and financial ability to successfully operate in the Sub-Premises with the proposed use.

11.2. Compliance with Law and Other Requirements. Sub-Tenant shall not do or permit anything to be done in or about the Sub-Premises in conflict with all laws, ordinances, rules, regulations, orders, requirements, and recorded covenants and restrictions applicable to the Sub-Premises, whether now in force or hereafter in effect, including any requirement to make alterations or to install additional facilities required by Sub-Tenant’s occupancy or the conduct of Sub-Tenant’s business, and Sub-Tenant shall promptly comply with the same at its sole expense.

11.3. Waste, Quiet Conduct. Sub-Tenant shall not use or permit the use of the Sub-Premises in any manner that tends to create waste or a nuisance, that will cause objectionable noise or odors, or that may disturb the quiet enjoyment of any other Sub-Tenant in the Building.

11.4. Rules and Regulations. Sub-Tenant shall comply with the Rules and Regulations for the Building attached to the Lease as Exhibit B thereto, as the same may be amended by Landlord from time to time.

ANNEX B

11.5. Signs. Sub-Tenant may, at Sub-Tenant’s sole cost, install signage at the Building. All signs must be fabricated by a contractor approved by Sub-Landlord. Prior to construction of any such sign, a detailed drawing of the proposed sign shall be prepared by Sub-Landlord’s contractor, at the sole expense of Sub-Tenant, and submitted to Sub-Landlord for written approval, which approval Sub-Landlord may withhold in its sole discretion. All signs must comply in all respects with all governmental laws rules and regulations in effect from time to time. No sign, placard, pennant, flag, awning, canopy, or advertising matter of any kind shall be placed or maintained on any exterior door, wall or window of the Sub-Premises or in any area outside the Sub-Premises, and no decoration, lettering or advertising matter shall be placed or maintained on the glass of any window or door, or that can be seen through the glass, of the Sub-Premises without first obtaining Sub-Landlord’s written approval. All signs and sign cases shall be considered fixtures and improvements and shall become the property of Sub-Landlord upon expiration or termination of the Lease. Sub-Landlord shall have the right at any time to establish a sign criteria for the Building, and to revise the same from time to time. Within sixty (60) days after Sub-Tenant’s receipt of written notice of any new sign criteria, Sub-Tenant shall, at Sub-Tenant’s expense, remove all existing exterior signs and replace the same with new signs conforming to the new sign criteria.

11.6. Parking. Sub-Tenant shall have the nonexclusive right, in common with others, to use the parking areas of the Building; provided, however, that Sub-Tenant shall not use more than the number of parking spaces designated in Section 1.10, or if no number of such spaces is so indicated, Sub-Tenant shall not use more than its reasonable share of parking spaces, as Sub-Landlord shall determine. Sub-Landlord reserves the right, without liability to Sub-Tenant, to modify the parking areas, to designate the specific location of the parking for Sub-Tenant and Sub-Tenant’s customers and employees, and to adopt reasonable rules and regulations for use of the parking areas.

11.7. Entry by Sub-Landlord. Sub-Tenant shall permit Sub-Landlord and Sub-Landlord’s agents to enter the Sub-Premises at all reasonable times for any of the following purposes: (a) to inspect the Sub-Premises, (b) to supply any services or to perform any maintenance obligations of Sub-Landlord, including the erection and maintenance of such scaffolding, canopies, fences, and props as may be required, (c) to make such improvements, replacements or additions to the Sub-Premises or the Building as Sub-Landlord deems necessary or desirable, (d) to post notices of nonresponsibility, (e) to place any usual or ordinary “for sale” signs, or (f) within six (6) months prior to the expiration of this Sublease, to place any usual or ordinary “for lease” signs. No such entry shall result in any rebate of rent or any liability to Sub-Tenant for any loss of occupation or quiet enjoyment of the Sub-Premises. Sub-Landlord shall give reasonable notice to Sub-Tenant prior to any entry except in an emergency or unless Sub-Tenant consents at the time of entry. If Sub-Tenant is not personally present to open and permit an entry into the Sub-Premises, at any time when for any reason an entry therein shall be necessary or permissible, Sub-Landlord or Sub-Landlord’s agents may enter the same by a master key, or may forcibly enter the same without rendering Sub-Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Sublease. Nothing herein contained, however, shall be deemed or construed to impose upon Sub-Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Sub-Premises or any part thereof, except as otherwise specifically provided herein.

12.	ACCEPTANCE OF PREMISES; NONLIABILITY OF SUB-LANDLORD; DISCLAIMER.

12.1. Acceptance of Sub-Premises. By taking possession hereunder, Sub-Tenant acknowledges that it has examined the Sub-Premises and accepts the condition thereof. Sub-Tenant acknowledges and agrees that Sub-Landlord has no obligation to improve the Sub-Premises other than as set forth specifically in this Sublease, if at all. In particular, Sub-Tenant acknowledges that any additional improvements or Alterations needed to accommodate Sub-Tenant’s intended use shall be made solely at Sub-Tenant’s sole cost and expense, and strictly in accordance with the requirements of this Sublease (including the requirement to obtain Sub-Landlord’s consent thereto), unless such improvements and alterations are specifically required of Sub-Landlord. Sub-Landlord shall have no responsibility to do any work required under any building codes or other governmental requirements not in effect or applicable at the time the Sub-Premises were constructed, including without limitation any requirements related to sprinkler retrofitting, seismic structural requirements, accommodation of disabled persons, or hazardous materials. Sub-Landlord shall be under no obligation to provide utility, telephone or other service or access beyond that which exists at the Sub-Premises as of the date of this Sublease, unless Sub-Landlord specifically agrees in writing to provide the same. If it is anticipated that Sub-Tenant will be doing any Alterations or installations prior to taking occupancy, any delays encountered by Sub-Tenant in accomplishing such work or obtaining any required permits therefor shall not delay the Commencement Date or the date that Sub-Tenant becomes liable to pay rent, or the date that Sub-Landlord may effectively deliver possession of the Sub-Premises to Sub-Tenant. By taking possession hereunder, Sub-Tenant acknowledges that it accepts the square footage of

ANNEX B

the Sub-Premises as delivered and as stated in this Sublease. No discovery or alleged discovery after such acceptance of any variance in such square footage as set forth in this Sublease (or in any proposal, advertisement or other description thereof) shall be grounds for any adjustment in any element of the rent payable hereunder, unless such adjustment is initiated by and implemented by Sub-Landlord in writing.

12.2. Sub-Landlord’s Exemption From Liability. Sub-Landlord shall not be liable for injury to Sub-Tenant’s business or loss of income therefrom, or for personal injury or property damage that may be sustained by Sub-Tenant or any subSub-Tenant of Sub-Tenant, or their respective employees, invitees, customers, agents or contractors or any other person in or about the Sub-Premises, caused by or resulting from fire, flood, earthquake or other natural disaster, or from steam, electricity, gas, water or rain, that may leak or flow from or into any part of the Sub-Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air-conditioning, lighting fixtures or computer equipment or software, whether such damage or injury results from conditions arising upon the Sub-Premises or upon other portions of the Building, or from other sources, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Sub-Tenant. Sub-Landlord shall not be liable for any damages to property or for personal injury or loss of life arising from any use, act or failure to act of any third parties (including other occupants of the Building) occurring in, or about the Sub-Premises or in or about the Building (including without limitation the criminal acts of any third parties). Sub-Landlord shall not be liable for any latent defect in the Sub-Premises or in the Building. All property of Sub-Tenant kept or stored on the Sub-Premises shall be so kept or stored at the risk of Sub-Tenant only, and Sub-Tenant shall indemnify, defend and hold Sub-Landlord and Sub-Landlord’s officers, directors, shareholders, partners, members, principals, employees and agents, and their respective successors and assigns, harmless from and against any claims arising out of damage to the same, including subrogation claims by Sub-Tenant’s insurance carriers. Provided, however, that the indemnifications and waivers of Sub-Tenant set forth in this Section shall not apply to damage and liability caused by the gross negligence or willful misconduct of Sub-Landlord, and (ii) through no fault of Sub-Tenant, its assignees or subSub-Tenants, or their respective agents, contractors, employees, customers, invitees or licensees.

12.3. No Warranties or Representations.

(a) Neither Sub-Landlord nor Sub-Landlord’s agents make any warranty or representation with respect to the suitability or fitness of the space for the conduct of Sub-Tenant’s business, or for any other purpose.

(b) Neither Sub-Landlord nor Sub-Landlord’s agents make any warranty or representation with respect to any other Sub-Tenants or users that may or may not construct improvements, occupy space or conduct business within the Building, and Sub-Tenant hereby acknowledges and agrees that it is not relying on any warranty or representation relating thereto in entering into this Sublease.

(c) Sub-Landlord specifically disavows any oral representations made by or on behalf of its employees, agents and independent contractors, and Sub-Tenant hereby acknowledges and agrees that it is not relying and has not relied on any oral representations in entering into this Sublease.

(d) Sub-Landlord has not made any promises or representations, expressed or implied, that it will renew, extend or modify this Sublease in favor of Sub-Tenant or any permitted transferee of Sub-Tenant, except as may be specifically set forth herein or in a written instrument signed by both parties amending this Sublease in the future.

(e) Notwithstanding that the rent payable to Sub-Landlord hereunder may at times include the cost of guard service or other security measures, it is specifically understood that Sub-Landlord does not represent, guarantee or assume responsibility that Sub-Tenant will be secure from any damage, injury or loss of life because of such guard service. Sub-Landlord shall have no obligation to hire, maintain or provide such services, which may be withdrawn or changed at any time with or without notice to Sub-Tenant or any other person and without liability to Sub-Landlord. To induce Sub-Landlord to provide such service if Sub-Landlord elects in its sole discretion to do so, Sub-Tenant agrees that Sub-Landlord shall not be liable for any damage, injury or loss of life related to the provision or nonprovision of such service, and (ii) Sub-Landlord shall have no responsibility to protect Sub-Tenant, or its employees or agents, from the acts of any third parties (including other occupants of the Building) occurring in or about the Sub-Premises or in or about the Building (including without limitation the criminal acts of any third parties), whether or not the same could have been prevented by any such guard service or other security measures.

ANNEX B

12.4. Keys. Sub-Tenant shall re-key the Sub-Premises at its sole cost upon taking possession thereof. Sub-Tenant hereby acknowledges that various persons have had access to the keys to the Sub-Premises as keyed prior to Sub-Tenant’s possession, and that Sub-Landlord disclaims all liability and responsibility for any unauthorized distribution or possession of such prior keys.

13.	INDEMNIFICATION.

Sub-Tenant shall indemnify, defend and hold Sub-Landlord and Sub-Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals (collectively, “Sub-Landlord’s Related Entities”), harmless from and against any and all claims, actions, damages, liability, costs, and expenses, including attorneys’ fees and costs, arising from personal injury, death, and/or property damage and arising from: (a) Sub-Tenant’s use or occupation of the Sub-Premises or any work or activity done or permitted by Sub-Tenant in or about the Sub-Premises (including without limitation any storage or display of materials or merchandise, or other activity by Sub-Tenant in the Common Facilities), (b) any activity, condition or occurrence in the Sub-Premises or other area under the control of Sub-Tenant, (c) any breach or failure to perform any obligation imposed on Sub-Tenant under this Sublease, or (d) any other act or omission of Sub-Tenant or its assignees or subSub-Tenants or their respective agents, contractors, employees, customers, invitees or licensees. Sub-Tenant’s obligation to defend and indemnify shall include, but not be limited to, claims based on duties, obligations, or liabilities imposed on Sub-Landlord or Sub-Landlord’s Related Entities by statute, ordinance, regulation, or other law, such as claims based on theories of peculiar risk and nondelegable duty, and to any and all other claims based on the negligent act or omission of Sub-Landlord or Sub-Landlord’s Related Entities. The parties intend that this provision be interpreted as the broadest Type I indemnity provision as defined in McDonald & Kruse, Inc. v. San Jose Steel Co., 29 Cal. App. 3rd 413 (1972), and as allowed by law between a Sub-Landlord and a Sub-Tenant. Upon notice from Sub-Landlord, Sub-Tenant shall, at Sub-Tenant’s sole expense and by counsel satisfactory to Sub-Landlord, defend any action or proceeding brought against Sub-Landlord or Sub-Landlord’s Related Entities by reason of any such claim. If Sub-Landlord or any of Sub-Landlord’s Related Entities is made a party to any litigation commenced by or against Sub-Tenant, then Sub-Tenant shall indemnify, defend and hold Sub-Landlord and Sub-Landlord’s Related Entities harmless from, and shall pay all costs, expenses and attorneys’ fees and costs incurred or paid in connection with, such litigation. Sub-Tenant, as a material part of the consideration to Sub-Landlord hereunder, assumes all risk of, and waives all claims against Sub-Landlord for, personal injury or property damage in, upon or about the Sub-Premises, from any cause whatsoever. Provided, however, that the indemnifications and waivers of Sub-Tenant set forth in this Section shall not apply to damage and liability caused (i) by the gross negligence or willful misconduct of Sub-Landlord, and (ii) through no fault of Sub-Tenant, its assignees or subSub-Tenants, or their respective agents, contractors, employees, customers, invitees or licensees.

14.	HAZARDOUS MATERIALS.

14.1. Definitions. “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Sub-Premises, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act ,42 U.S.C. 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., the California Hazardous Waste Control Act, Cal. Health and Safety Code 25100, et seq., the Carpenter-Presley-Tanner Hazardous Substances Account Act, Cal. Health and Safety Code 25300, et seq., the Safe Drinking Water and Toxic Enforcement Act, Cal. Health and Safety Code 25249.5, et seq., the Porter-Cologne Water Quality Control Act, Cal. Water Code 13000, et seq., any amendments to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations. “Hazardous Materials” means any chemical, compound, material, substance or other matter that: (a) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Materials Law, (b) is controlled or governed by any Hazardous Materials Law or gives rise to any reporting, notice or publication requirements hereunder, or gives rise to any liability, responsibility or duty on the part of Sub-Tenant or Sub-Landlord with respect to any third person hereunder; or (c) is flammable or explosive material, oil, asbestos, urea formaldehyde, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

14.2. Use of Hazardous Materials. Sub-Tenant shall not allow any Hazardous Material to be used, generated, manufactured, released, stored or disposed of on, under or about, or transported from, the Sub-Premises,

ANNEX B

unless: (a) such use is specifically disclosed to and approved by Sub-Landlord in writing prior to such use, and (b) such use is conducted in compliance with the provisions of this Article. Sub-Landlord’s consent may be withheld in Sub-Landlord’s sole discretion and, if granted, may be revoked at any time. Sub-Landlord may approve such use subject to reasonable conditions to protect the Sub-Premises and Sub-Landlord’s interests. Sub-Landlord may withhold approval if Sub-Landlord determines that such proposed use involves a material risk of a release or discharge of Hazardous Materials or a violation of any Hazardous Materials Laws or that Sub-Tenant has not provided reasonably sufficient assurances of its ability to remedy such a violation and fulfill its obligations under this Article. Notwithstanding the foregoing, Sub-Landlord hereby consents to Sub-Tenant’s use, storage, manufacture or disposal of the following (so long as Sub-Tenant handles, uses, stores, manufactures and disposes the same in a safe and lawful manner without contaminating the Sub-Premises): (x) products containing small quantities of Hazardous Materials that are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover and the like); (y) small quantities of radioactive material used in the life science research and patient diagnosis activities of Sub-Tenant, but only to the extent necessary for such activities; and (z) animal-related supplies used in the life science research activities of Sub-Tenant, but only to the extent necessary for such activities.

14.3. Compliance With Laws; Handling Hazardous Materials. Sub-Tenant shall strictly comply with, and shall maintain the Sub-Premises in compliance with, all Hazardous Materials Laws. Sub-Tenant shall obtain, maintain in effect and comply with the conditions of all permits, licenses and other governmental approvals required for Sub-Tenant’s operations on the Sub-Premises under any Hazardous Materials Laws, including, but not limited to, the discharge of appropriately treated Hazardous Materials into or through any sanitary sewer serving the Sub-Premises. At Sub-Landlord’s request, Sub-Tenant shall deliver copies of, or allow Sub-Landlord to inspect, all such permits, licenses and approvals. All Hazardous Materials removed from the Sub-Premises shall be removed and transported by duly licensed haulers to duly licensed disposal facilities, in compliance with all Hazardous Materials Laws. Sub-Tenant shall perform any monitoring, testing, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work required by any governmental agency or lender, or recommended by Sub-Landlord’s environmental consultants, as a result of any release or discharge or potential release or discharge of Hazardous Materials affecting the Sub-Premises or the Building or any violation or potential violation of Hazardous Materials Laws by Sub-Tenant or any assignee or subSub-Tenant of Sub-Tenant or their respective agents, contractors, employees, licensees or invitees (collectively, “Remedial Work”). Sub-Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Sub-Landlord’s interests. Sub-Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to Hazardous Materials without notifying Sub-Landlord and providing ample opportunity for Sub-Landlord to intervene. Sub-Tenant shall additionally comply with the recommendations of Sub-Landlord’s and Sub-Tenant’s insurers based upon National Fire Protection Association standards or other applicable guidelines regarding the management and handling of Hazardous Materials. If any present or future law imposes any requirement of reporting, survey, investigation or other compliance upon Sub-Landlord, Sub-Tenant, or the Sub-Premises, and if such requirement is precipitated by a transaction involving the Lease (other than the natural expiration thereof at the end of the lease term), including without limitation the assignment or sublease, in whole or in part of Sub-Tenant’s interest in the Lease, or the change in the ownership of Sub-Tenant, then Sub-Tenant shall fully comply with and pay all costs of compliance with such requirement, including Sub-Landlord’s attorneys’ fees and costs.

14.4. Notice; Reporting. Sub-Tenant shall notify Sub-Landlord, in writing, within three (3) days after any of the following: (a) Sub-Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material has been released, discharged or is located on, under or about the Sub-Premises, whether or not the release or discharge is in quantities that would otherwise be reportable to a public agency, (b) Sub-Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws, (c) Sub-Tenant receives any warning, notice of inspection, notice of violation or alleged violation or Sub-Tenant receives notice or knowledge of any proceeding, investigation or enforcement action, pursuant to any Hazardous Materials Laws; or (d) Sub-Tenant receives notice or knowledge of any claims made or threatened by any third party against Sub-Tenant or the Sub-Premises relating to any loss or injury resulting from Hazardous Materials. If the potential risk of any of the foregoing events is material, Sub-Tenant shall deliver immediate verbal notice to Sub-Landlord, in addition to written notice as set forth above. Sub-Tenant shall deliver to Sub-Landlord copies of all test results, reports and business or management plans required to be filed with any governmental agency pursuant to any Hazardous Materials Laws.

14.5. Indemnity. Sub-Tenant shall indemnify, defend and hold Sub-Landlord (and its partners and members, and their respective officers, directors, employees and agents) harmless from and against any and all liabilities,

ANNEX B

claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including attorneys’ fees and costs) arising out of or in connection with any breach of any provisions of this Article or directly or indirectly arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Sub-Tenant, or any assignee or subSub-Tenant of Sub-Tenant, or their respective agents, contractors, employees, licensees, or invitees, on, under or about the Sub-Premises during the Lease Term or any other period of Sub-Tenant’s actual or constructive occupancy of the Sub-Premises, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work. Any defense of Sub-Tenant pursuant to this Section shall be by counsel acceptable to Sub-Landlord. Neither the consent by Sub-Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials nor the strict compliance with all Hazardous Materials Laws shall excuse Sub-Tenant from Sub-Tenant’s indemnification obligations pursuant to this Article. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Article 13 of this Sublease. Sub-Tenant’s obligations pursuant to this Article shall survive the termination or expiration of this Sublease.

14.6. Entry and Inspection; Cure. Sub-Landlord and its agents, employees and contractors, shall have the right (but not the obligation) to enter the Sub-Premises at all reasonable times to inspect the Sub-Premises and Sub-Tenant’s compliance with the terms and conditions of this Article, or to conduct investigations and tests. No prior notice to Sub-Tenant shall be required in the event of an emergency, or if Sub-Landlord has reasonable cause to believe that violations of this Article have occurred, or if Sub-Tenant consents at the time of entry. In all other cases, Sub-Landlord shall give at least twenty-four (24) hours’ prior notice to Sub-Tenant. Sub-Landlord shall have the right (but not the obligation) to remedy any violation by Sub-Tenant of the provisions of this Article pursuant to Section 22.3 of this Sublease or to perform any Remedial Work. Sub-Tenant shall pay, upon demand, all costs incurred by Sub-Landlord in investigating any such violations or potential violations or performing Remedial Work, plus interest thereon at the rate specified in this Sublease from the date of demand until the date paid by Sub-Tenant.

14.7. Termination/Expiration. Upon termination or expiration of this Sublease, Sub-Tenant shall, at Sub-Tenant’s sole cost, remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Sub-Premises to a condition free of Hazardous Materials, to the extent such condition is caused by Sub-Tenant or any assignee or subSub-Tenant of Sub-Tenant or their respective agents, contractors, employees, licensees or invitees. Sub-Tenant, at its sole cost, shall take full responsibility for the “decommissioning” of the Sub-Premises such that the State of California and other applicable regulatory agencies will allow the Sub-Premises to be immediately returned to general purpose use upon termination or expiration of this Sublease.

14.8. Exit Assessment. No later than ten (10) days after the expiration or earlier termination of this Sublease, Sub-Tenant shall cause to be performed, at its sole expense, an environmental assessment (the “Exit Assessment”) of the Sub-Premises. Sub-Landlord agrees to allow Sub-Tenant access to the Sub-Premises for such purpose. The Exit Assessment must be performed by a qualified environmental consultant acceptable to Sub-Landlord, and shall include without limitation the following, as applicable to the Sub-Premises and Sub-Tenant’s activities: (a) inspection of all floors, walls, ceiling tiles, benches, cabinet interiors, sinks, the roof and other surfaces for signs of contamination and/or deterioration related to Hazardous Materials, (b) inspection of any and all ducts, hoods and exhaust systems for signs of contamination, deterioration and/or leakage related or potentially related to Hazardous Materials, (c) inspection of all readily accessible drain lines and other discharge piping for signs of deterioration, loss of integrity and leakage, (d) Sub-Tenant interviews and review of appropriate Sub-Tenant records to determine the uses to which Sub-Tenant has put the Sub-Premises that involve or may have involved Hazardous Materials, and to determine if any known discharges to the Sub-Premises or ground or soils from Sub-Tenant’s activities have occurred, (e) documentation in detail of all observations, including dated photographs, (f) if applicable a certification that all areas inspected are clean and free of any Hazardous Materials and that the investigation conducted by the consultant does indicate that any release of any Hazardous Materials has occurred in the Sub-Premises or the Building as a result of Sub-Tenant’s activities, (g) if applicable, a detailed description of Hazardous Materials remaining in the Sub-Premises and of any contamination, deterioration and/or leakage observed, together with detailed recommendations for the removal, repair or abatement of the same, and (h) if applicable, a detailed description of evidence of possible or past releases of Hazardous Materials, together with detailed recommendations for the prevention of the same in the future. Sub-Landlord shall have the right to require additional evaluations or work in connection with the Exit Assessment based upon Sub-Tenant’s use of the Sub-Premises, any actual or suspected Hazardous Materials issues, or other reasonable factors. The original of the Exit Assessment shall be addressed to Sub-Landlord and shall be provided to the Sub-Landlord within twenty (20) days of the expiration or earlier termination of the Lease. In addition to Sub-Tenant’s obligations under Section 14.7, Sub-Tenant

ANNEX B

agrees to fully implement and address all recommended actions contained in the Exit Assessment, at its sole cost, within thirty (30) days of the date thereof.

14.9. Event of Default. The release or discharge of any Hazardous Material or the violation of any Hazardous Materials Law by Sub-Tenant or any assignee or subSub-Tenant of Sub-Tenant shall be a material Event of Default by Sub-Tenant under this Sublease. In addition to or in lieu of the remedies available under this Sublease as a result of such Event of Default, Sub-Landlord shall have the right, without terminating this Sublease, to require Sub-Tenant to suspend its operations and activities on the Sub-Premises until Sub-Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Sub-Landlord’s election of this remedy shall not constitute a waiver of Sub-Landlord’s right thereafter to declare an Event of Default and pursue any other available remedy.

14.10. Specialized Equipment Used by Sub-Tenant.

(a) The terms and provisions of this Section 14.10, and the duties and obligations of Sub-Tenant imposed pursuant to this Section, are in addition to, and not in limitation of or modification of any other term or provision of the Lease or of any other duty or obligation of Sub-Tenant hereunder.

(b) A portion of Sub-Tenant’s business will involve the use, storage, manufacture and transportation of certain radioactive materials used in medical imaging by both Sub-Tenant and customers of Sub-Tenant. All such radioactive materials shall be handled, stored, manufactured and transported, at Sub-Tenant’s sole cost and expense, in accordance with all laws, rules, regulations and standard industry practices, policies and procedures with respect to the same. Sub-Tenant and Sub-Tenant’s customers, and not Sub-Landlord, shall be and remain the owner of all such radioactive materials for transportation and disposal purposes and Sub-Tenant shall sign all manifests related to the transportation and disposal thereof. Sub-Tenant shall indemnify and defend Sub-Landlord and Sub-Landlord’s related parties and all Sub-Tenants of the Building from any spills

(c) Sub-Tenant shall indemnify, defend and hold Sub-Landlord and the other Sub-Tenants of the Building (and their respective partners, members and their respective officers, directors, employees and agents) harmless from and against any and all liabilities, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including attorneys’ fees and costs) arising out of or in connection with any breach of any provisions of this Section or directly or indirectly arising out of the use, manufacture, storage, release, disposal or transportation of such radioactive materials by Sub-Tenant, Sub-Tenant’s customers, or any assignee or subSub-Tenant of Sub-Tenant, or their respective agents, contractors, employees, licensees, or invitees, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work. Any defense of Sub-Tenant pursuant to this Section shall be by counsel acceptable to Sub-Landlord. The foregoing indemnity shall be in addition to and not a limitation of any other indemnification provisions of this Sublease. Sub-Tenant’s obligations pursuant to this Section shall survive the termination or expiration of this Sublease.

(d) It is anticipated that Sub-Tenant will install certain imaging equipment that will produce significant magnetic and/or electromagnetic fields (collectively “EM Fields”) which have the potential of affecting persons, objects and materials outside of the Sub-Premises. Sub-Tenant agrees, at its sole cost and expense, to take all steps necessary, regardless of cost, to contain all such EM Fields within the confines of the Sub-Premises, and not to allow any such EM Fields to affect any person, material or equipment outside of the Sub-Premises. Sub-Tenant acknowledges and agrees that sensitive equipment will be used by other Sub-Tenants and occupants of the Building and Sub-Tenant shall warrant that no such fields shall affect any persons, materials or equipment outside of the Sub-Premises. Sub-Tenant shall indemnify, defend and hold Sub-Landlord and the other Sub-Tenants of the Building (and their respective partners, members and their respective officers, directors, employees and agents) harmless from and against any and all liabilities, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including attorneys’ fees and costs) arising out of or in connection with any breach of any provisions of this Section or directly or indirectly arising out of the production or existence of such EM Fields, including, but not limited to, all foreseeable and unforeseeable consequential damages. Any defense of Sub-Tenant pursuant to this Section shall be by counsel acceptable to Sub-Landlord. The foregoing indemnity shall be in addition to and not a limitation of any other indemnification provisions of this Sublease. Sub-Tenant’s obligations pursuant to this Section shall survive the termination or expiration of this Sublease.

(e) Sub-Tenant’s liability insurance described in Article 9 shall also cover the contractual indemnity set forth in this Section 14.10.

ANNEX B

15.	ALTERATIONS; LIENS.

15.1. Alterations by Sub-Tenant. Sub-Tenant shall not make any alterations, additions or improvements (“Alterations”) to the Sub-Premises without Sub-Landlord’s prior written consent, except for nonstructural Alterations that cost $5,000 or less and are not visible from the exterior of the Sub-Premises. All Alterations installed by Sub-Tenant shall be new or completely reconditioned. Sub-Landlord shall have the right to approve the contractor, the method of payment of the contractor, and the plans and specifications for all proposed Alterations. Sub-Tenant shall obtain Sub-Landlord’s consent to all proposed Alterations requiring Sub-Landlord’s consent prior to the commencement of any such Alterations. Sub-Tenant’s request for consent shall be accompanied by information identifying the contractor and method of payment and two (2) copies of the proposed plans and specifications. All Alterations of whatever kind and nature shall become at once a part of the realty and shall be surrendered or removed upon expiration or earlier termination of the Lease Term as provided in Article 20. If Sub-Tenant demolishes or removes any then-existing Sub-Tenant improvements or other portions of the Sub-Premises or the Building (including without limitation any previously-installed Alterations), Sub-Tenant shall promptly commence and diligently pursue to completion the Alterations then underway or shall otherwise restore the Sub-Premises and the Building to its condition and state of improvement prior to such demolition or removal. During the Lease Term, Sub-Tenant agrees to provide, at Sub-Tenant’s expense, a policy of insurance covering loss or damage to Alterations made by Sub-Tenant, in an amount adequate to repair or replace the same, naming Sub-Landlord as an additional insured. Provided, however, Sub-Tenant may install movable furniture, trade fixtures, machinery or equipment in conformance with applicable governmental rules or ordinances and remove the same upon expiration or earlier termination of this Sublease as provided in Article 20.

15.2. Permits and Governmental Requirements. Sub-Tenant shall obtain, at Sub-Tenant’s sole cost and expense, all building permits and other permits of every kind and nature required by any governmental agency having jurisdiction in connection with the Alterations. Sub-Tenant shall indemnify, defend and hold Sub-Landlord and Sub-Landlord’s officers, directors, shareholders, partners, principals, employees and agents, and their respective successors and assigns, harmless from and against any and all claims, actions, damages, liability, costs, and expenses, including attorneys’ fees and costs, arising out of any failure by Sub-Tenant or Sub-Tenant’s contractor or agents to obtain all required permits, regardless of when such failure is discovered. Sub-Tenant shall do any and all additional construction, alterations, improvements and retrofittings required to be made to the Sub-Premises and/or the Building, or any other property of Sub-Landlord as a result of, or as may be triggered by, Sub-Tenant’s Alterations. Sub-Landlord shall have the right to do such construction itself; but in all instances Sub-Tenant shall pay all costs directly or indirectly related to such work and shall indemnify, defend and hold Sub-Landlord and Sub-Landlord’s officers, directors, shareholders, partners, principals, employees and agents, and their respective successors and assigns, harmless from and against any and all claims, actions, damages, liability, costs, and expenses, including attorneys’ fees and costs, arising out of any such additionally required work. All payment and indemnification obligations under this Section shall survive the expiration or earlier termination of the Lease Term.

15.3. Liens. Sub-Tenant shall pay when due all claims for any work performed, materials furnished or obligations incurred by or for Sub-Tenant, and Sub-Tenant shall keep the Sub-Premises free from any liens arising with respect thereto. If Sub-Tenant fails to cause any such lien to be released within fifteen (15) days after imposition, by payment or posting of a proper bond, Sub-Landlord shall have the right (but not the obligation) to cause such release by such means as Sub-Landlord deems proper. Sub-Tenant shall pay Sub-Landlord upon demand for all costs incurred by Sub-Landlord in connection therewith (including attorneys’ fees and costs), with interest at the rate specified in Section 22.4 from the date of payment by Sub-Landlord to the date of payment by Sub-Tenant. Sub-Tenant will notify Sub-Landlord in writing thirty (30) days prior to commencing any alterations, additions, improvements or repairs in order to allow Sub-Landlord time to file a notice of nonresponsibility.

16.	DAMAGE AND DESTRUCTION.

16.1. Partial Insured Damage. If the Sub-Premises or the Building are partially damaged or destroyed during the Lease Term, Sub-Landlord shall make the necessary repairs, provided such repairs can reasonably be completed within sixty (60) days after the date of the damage or destruction in accordance with applicable laws and regulations and provided that Sub-Landlord receives sufficient insurance proceeds to pay the cost of such repairs. In such event, this Sublease shall continue in full force and effect. If such repairs cannot reasonably be completed within sixty (60) days after the date of the damage or destruction or if Sub-Landlord does not receive sufficient insurance proceeds, then Sub-Landlord may, at its option, elect within forty-five (45) days of the date of the damage or destruction to proceed with the necessary repairs, in which event this Sublease shall continue in full force and effect and Sub-Landlord shall

ANNEX B

complete the same within a reasonable time. If Sub-Landlord does not so elect to make such repairs or if such repairs cannot be made under applicable laws and regulations, this Sublease may be terminated at the option of either party within ninety (90) days of the occurrence of such damage or destruction.

16.2. Insurance Deductible. If Sub-Landlord elects to repair any damage caused by an insured casualty as provided in Section 16.1, Sub-Tenant shall, within fifteen (15) days after receipt of written notice from Sub-Landlord, pay the amount of any deductible (or its share thereof) under any insurance policy covering such damage or destruction, in accordance with Section 9.4 above.

16.3. Uninsured Damage. In the event of any damage or destruction of the Sub-Premises or the Building by an uninsured casualty, Sub-Landlord shall have the right to elect either to repair such damage or to terminate this Sublease. Such election shall be exercised by written notice to Sub-Tenant within forty-five (45) days of such damage or destruction.

16.4. Total Destruction. A total destruction (including any destruction required by any authorized public authority) of either the Sub-Premises or the Building shall terminate this Sublease.

16.5. Partial Destruction of Building. If fifty percent (50%) or more of the rentable area of the Building is damaged or destroyed by fire or other cause, notwithstanding that the Sub-Premises may be unaffected, Sub-Landlord shall have the right, to be exercised by notice in writing delivered to Sub-Tenant within ninety (90) days after said occurrence, to elect to terminate this Sublease.

16.6. Sub-Tenant’s Obligations. Sub-Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any restoration or replacement of any Alterations, trade fixtures, equipment or personal property placed or installed in the Sub-Premises by or on behalf of Sub-Tenant. Unless this Sublease is terminated pursuant to this Article, Sub-Tenant shall promptly repair, restore or replace the same in the event of damage. Nothing contained in this Article shall be construed as a limitation on Sub-Tenant’s liability for any damage or destruction if such liability otherwise exists.

16.7. Rent Abatement. If Sub-Landlord repairs the Sub-Premises or the Building after damage or destruction as described in this Article 16, Minimum Monthly Rent payable by Sub-Tenant hereunder from the date of damage until the repairs are completed shall be equitably reduced, based upon the extent to which such repairs interfere with the business carried on by Sub-Tenant in the Sub-Premises, but only to the extent Sub-Landlord receives proceeds from rental income insurance paid for by Sub-Tenant. Sub-Landlord agrees to take reasonable steps to make a claim for and collect any rental income insurance proceeds that might be available.

16.8. Waiver of Inconsistent Statutes. The parties’ rights and obligations in the event of damage or destruction shall be governed by the provisions of this Sublease; accordingly, Sub-Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4), and any other statute, code or judicial decisions that grants a Sub-Tenant a right to terminate a lease in the event of damage or destruction of a leased premises.

17.	CONDEMNATION.

17.1. Condemnation of Sub-Premises. If any portion of the Sub-Premises is taken or condemned for a public or quasi-public use (“Condemnation”), and a portion remains that is susceptible of occupation, then this Sublease shall terminate as to the portion so taken as of the date title vests in the condemnor, but shall remain in full force and effect as to the remaining Sub-Premises. Sub-Landlord shall, within a reasonable period of time, restore the remaining Sub-Premises as nearly as practicable to the condition existing prior to the condemnation; provided, however, that if Sub-Landlord receives insufficient funds from the condemnor for such purpose, Sub-Landlord may elect to terminate this Sublease. If this Sublease continues in effect, the Minimum Monthly Rent shall be equitably adjusted, based upon the value of the Sub-Premises remaining after the Condemnation compared to the value of the Sub-Premises prior to Condemnation. Provided, however, in the event of any such partial condemnation, Sub-Landlord shall have the option to terminate this Sublease entirely as of the date title vests in the condemnor. If all the Sub-Premises are condemned, or such portion so that there does not remain a portion that is susceptible of occupation, or if such a substantial portion of the Building is condemned that it is no longer economically appropriate to lease the Sub-Premises on the terms and conditions of this Sublease, as reasonably determined by Sub-Landlord, then at the election of Sub-Landlord this Sublease shall terminate as of the date title vests in the condemnor.

ANNEX B

17.2. Condemnation of Parking Area. If all or any portion of the parking area in the Building is condemned such that the ratio of the total square footage of parking and other Common Facilities compared to the total rentable building square footage of the Building is reduced to a ratio below two to one, then at the election of Sub-Landlord this Sublease shall terminate as of the date title vests in the condemnor.

17.3. Condemnation Award. All compensation awarded upon any such partial or total Condemnation shall be paid to Sub-Landlord and Sub-Tenant shall have no claim thereto, and Sub-Tenant hereby irrevocably assigns and transfers to Sub-Landlord any right to compensation or damages by reason of any such Condemnation. Provided, however, that Sub-Tenant shall have the right to claim and recover from the condemning authority, but not from Sub-Landlord, such compensation as may be separately awarded or recoverable by Sub-Tenant in Sub-Tenant’s own right on account of any damage to Sub-Tenant’s business by reason of the Condemnation and on account of any cost that Sub-Tenant may incur in removing Sub-Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment. If this Sublease is terminated, in whole or in part, in accordance with this Article as a result of a Condemnation, Sub-Tenant shall have no claim for the value of any unexpired term of this Sublease.

18.	ASSIGNMENT AND SUBLETTING.

18.1. Sub-Landlord’s Consent Required. Sub-Tenant shall not voluntarily or involuntarily assign, sublease, mortgage, encumber, or otherwise transfer all or any portion of the Sub-Premises or its interest in this Sublease (collectively, “Transfer”) without Sub-Landlord’s prior written consent, which consent Sub-Landlord shall not unreasonably withhold. Sub-Landlord may withhold its consent until Sub-Tenant has complied with the provisions of Sections 18.2 and 18.3. Any attempted Transfer without Sub-Landlord’s written consent shall be void and shall constitute a noncurable Event of Default under this Sublease. If Sub-Tenant is a corporation, any cumulative Transfer of more than fifty percent (50%) of the voting stock of such corporation shall constitute a Transfer requiring Sub-Landlord’s consent hereunder; provided, however, that this sentence shall not apply to any corporation whose stock is publicly traded. If Sub-Tenant is a partnership, limited liability company, trust or other entity, any cumulative Transfer of more than fifty percent (50%) of the partnership, membership, beneficial or other ownership interests therein shall constitute a Transfer requiring Sub-Landlord’s consent hereunder. Sub-Tenant shall not have the right to consummate a Transfer or to request Sub-Landlord’s consent to any Transfer if any Event of Default has occurred and is continuing or if Sub-Tenant or any affiliate of Sub-Tenant is in default under any lease of any other real property owned or managed (in whole or in part) by Sub-Landlord or any affiliate of Sub-Landlord.

The provisions of this Section 18.1 shall not apply to any Transfer by Sub-Tenant to any entity which has the same ultimate parent company as Sub-Tenant.

18.2. Sub-Landlord’s Election. Sub-Tenant’s request for consent to any Transfer shall be accompanied by a written statement setting forth the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, financial details of the proposed Transfer (e.g., the term and the rent and security deposit payable), and any other related information that Sub-Landlord may reasonably require. Sub-Landlord shall have the right: (a) to withhold consent to the Transfer, if reasonable, (b) to grant consent, (c) to terminate this Sublease as to the portion of the Sub-Premises affected by any proposed Transfer, in which event Sub-Landlord may enter into a lease directly with the proposed Transferee, or (d) to consent on the condition that Sub-Landlord be paid, as Additional Rent hereunder, fifty percent (50%) of all subrent or other consideration to be paid to Sub-Tenant under the terms of the Transfer in excess of the total rent due hereunder (including, if such Transfer is an assignment or if such Transfer is to occur directly or indirectly in connection with the sale of any assets of Sub-Tenant, fifty percent (50%) of the amount of the consideration attributable to the Transfer of the Lease, as reasonably determined by Sub-Landlord). The grounds on which Sub-Landlord may reasonably withhold its consent to any requested Transfer include, without limitation, that: (i) the proposed Transferee’s contemplated use of the Sub-Premises following the proposed Transfer is not reasonably similar to the use of the Sub-Premises permitted hereunder, (ii) in Sub-Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient business reputation or experience to operate a successful business of the type and quality permitted under this Sublease, (iii) in Sub-Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient net worth, working capital, anticipated cash flow and other indications of financial strength to meet all of its obligations under this Sublease, (iv) the proposed Transfer would breach any covenant of Sub-Landlord respecting a radius restriction, location, use or exclusivity in any other lease, financing agreement, or other agreement relating to the Building, and (v) in Sub-Landlord’s reasonable business judgment, the possibility of a release of Hazardous Materials is materially increased as a result of the Transfer or if Sub-Landlord does not receive sufficient assurances that the proposed Transferee has the experience and financial ability to remedy a violation of Hazardous Materials and to fulfill its

ANNEX B

obligations under Articles 13 and 14. In connection with any such Transfer, Sub-Landlord shall have the right to require Sub-Tenant, at Sub-Tenant’s sole cost, to cause environmental testing meeting the requirements of an Exit Assessment described in Section 14.8 to be performed. Sub-Landlord need only respond to any request by Sub-Tenant hereunder within a reasonable time of not less than ten (10) business days after receipt of all information and other submission required in connection with such request.

18.3. Costs; Transfer Fee. Sub-Tenant shall pay all costs and expenses in connection with any permitted Transfer, including any real estate brokerage commissions due with respect to the Transfer. Sub-Tenant shall pay all attorneys’ fees and costs incurred by Sub-Landlord and a fee of $500 to reimburse Sub-Landlord for costs and expenses incurred in connection with any request by Sub-Tenant for Sub-Landlord’s consent to a Transfer. Such fee shall be delivered to Sub-Landlord concurrently with Sub-Tenant’s request for consent.

18.4. Assumption; No Release of Sub-Tenant. Any permitted transferee shall assume in writing all obligations of Sub-Tenant under this Sublease, utilizing a form of assumption agreement provided or approved by Sub-Landlord, and an executed copy of such assumption agreement shall be delivered to Sub-Landlord within fifteen (15) days after the effective date of the Transfer. The taking of possession of all or any part of the Sub-Premises by any such permitted assignee or subSub-Tenant shall constitute an agreement by such person or entity to assume without limitation or qualification all of the obligations of Sub-Tenant under this Sublease, notwithstanding any failure by such person to execute the assumption agreement required in the immediately preceding sentence. No permitted Transfer shall release or change Sub-Tenant’s primary liability to pay the rent and to perform all other obligations of Sub-Tenant under this Sublease. Sub-Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article or a consent to Transfer. Consent to one Transfer shall not constitute a consent to any subsequent Transfer. If any transferee defaults under this Sublease, Sub-Landlord may proceed directly against Sub-Tenant without pursuing remedies against the transferee. Sub-Landlord may consent to subsequent Transfers or modifications of this Sublease by Sub-Tenant’s transferee, without notifying Sub-Tenant or obtaining its consent, and such action shall not relieve Sub-Tenant of its liability under this Sublease.

18.5. No Merger. No merger shall result from any Transfer pursuant to this Article, any surrender by Sub-Tenant of its interest under this Sublease, or any termination hereof in any other manner. In any such event, Sub-Landlord may either terminate any or all subleases or succeed to the interest of Sub-Tenant thereunder.

18.6. Reasonable Restriction. Sub-Tenant acknowledges that the restrictions on Transfer contained herein are reasonable restrictions for purposes of Section 22.2 of this Sublease and California Civil Code Section 1951.4.

19.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE.

19.1. Subordination. This Sublease is junior and subordinate to all ground leases, mortgages, deeds of trust, and other security instruments now or hereafter affecting the real property of which the Sub-Premises are a part, and to all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, beneficiary under deed of trust or ground lessor shall elect to have this Sublease prior to the lien of its mortgage, deed of trust or ground lease, and gives written notice thereof to Sub-Tenant, this Sublease shall be deemed prior thereto. Sub-Tenant agrees to execute any documents required to effectuate such subordination or to make this Sublease prior to the lien of any such mortgage, deed of trust or ground lease, as the case may be, and if Sub-Tenant fails to do so within fifteen (15) days after written demand, Sub-Tenant does hereby make, constitute and irrevocably appoint Sub-Landlord as Sub-Tenant’s attorney-in-fact and in Sub-Tenant’s name, place and stead, to do so.

19.2. Attornment. If Sub-Landlord sells, transfers, or conveys its interest in the Sub-Premises or this Sublease, or if the same is foreclosed judicially or nonjudicially, or is otherwise acquired, by a mortgagee, beneficiary under deed of trust or ground lessor, upon the request and at the sole election of Sub-Landlord’s lawful successor, Sub-Tenant shall attorn to said successor, provided said successor accepts the Sub-Premises subject to this Sublease. Sub-Tenant shall, upon request of Sub-Landlord or any such mortgagee, beneficiary under deed of trust or ground lessor, execute an attornment agreement confirming the same, in form and substance acceptable to Sub-Landlord. Such agreement shall provide, among other things, that said successor shall not be bound by (a) any prepayment of more than one (1) month’s rent (except any Security Deposit) or (b) any material amendment of this Sublease made after the later of the initial effective date of this Sublease, or the date that such successor’s lien or interest first arose, unless said successor shall have consented to such amendment.

ANNEX B

19.3. Estoppel Certificates. Within fifteen (15) days after written request from Sub-Landlord, Sub-Tenant at Sub-Tenant’s sole cost shall execute, acknowledge and deliver to Sub-Landlord a written statement certifying: (a) that this Sublease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Sublease is in full force and effect as so modified), (b) the amount of any rent paid in advance, and (c) that, to Sub-Tenant’s knowledge, there are no uncured defaults on the part of Sub-Landlord, or specifying the nature of such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser of or lender on the Sub-Premises. If Sub-Tenant fails to deliver such statement within said 15-day period, Sub-Tenant shall be liable for the immediate payment of all foreseeable and unforeseeable damages, penalties and attorneys’ fees and costs incurred by Sub-Landlord as a result of such failure. Sub-Tenant’s failure to deliver such statement within said 15-day period shall constitute a conclusive acknowledgment by Sub-Tenant: (i) that this Sublease is in full force and effect without modification except as may be represented by Sub-Landlord, (ii) that not more than one (1) month’s rent has been paid in advance, and (iii) that there are no uncured defaults in Sub-Landlord’s performance.

20.	SURRENDER OF PREMISES.

20.1. Condition of Sub-Premises. Upon the expiration or earlier termination of this Sublease, Sub-Tenant shall surrender the Sub-Premises to Sub-Landlord, broom clean and in the same state of repair as at the commencement of the Lease Term, except for: 1) ordinary wear and tear that Sub-Tenant is not otherwise obligated to remedy under the provisions of this Sublease and 2) as described below. Sub-Tenant shall deliver all keys to the Sub-Premises and the Building to Sub-Landlord. Upon Sub-Tenant’s vacation of the Sub-Premises, Sub-Tenant shall remove all portable furniture, trade fixtures (whether owned or leased), machinery, equipment, signs and other items of personal property (unless prohibited from doing the same under Section 20.2). Except as described in the following paragraph, Sub-Tenant shall pay for all costs of removing the “cyclotron,” “PET scanner” and other items owned and/or leased by Sub-Tenant and utilized in the operation of its business. Sub-Tenant shall take care in removing the cyclotron, PET scanner and other items described above so as to not damage the Sub-Premises more than is reasonably necessary to remove these items.

If Sub-Tenant fails to remove any items that Sub-Tenant has an obligation to remove under this Section when required by Sub-Landlord or otherwise, such items may, at Sub-Landlord’s sole option, become the property of Sub-Landlord and Sub-Landlord shall have the right to remove and retain or dispose of the same in any manner, without any obligation to account to Sub-Tenant for the proceeds thereof. Sub-Tenant waives all claims against Sub-Landlord for any damages to Sub-Tenant resulting from Sub-Landlord’s retention or disposition of such Alterations or personal property. Sub-Tenant shall be liable to Sub-Landlord for Sub-Landlord’s costs of removing, storing and disposing of such items.

Sub-Landlord, at its sole expense, shall provide an opening in the exterior wall of the Building for the removal of the cyclotron and PET scanner. After removal of the cyclotron and PET scanner, Sub-Landlord shall, at its sole expense, repair and restore the exterior wall of the Building to such condition as it deems appropriate. Sub-Landlord shall also, at its sole expense, restore and/or modify the Sub-Premises as it wishes.

20.2. Removal of Certain Alterations, Fixtures and Equipment Prohibited. All Alterations, fixtures (whether or not trade fixtures), machinery, equipment, signs and other items of personal property that Sub-Landlord has not required Sub-Tenant to remove under Section 20.1 shall, at Sub-Landlord’s sole option, become Sub-Landlord’s property and shall be surrendered to Sub-Landlord with the Sub-Premises, regardless of who paid for the same. Notwithstanding the foregoing, Sub-Tenant shall specifically be permitted to remove all trade fixtures, machinery, equipment and other items of personal property which are encumbered by a security interest except those items described in the following sentence. In particular and without limiting the foregoing, Sub-Tenant shall not remove any of the following materials or equipment without Sub-Landlord’s prior written consent, regardless of who paid for the same and regardless of whether the same are permanently attached to the Sub-Premises: power wiring and power panels; piping for industrial gasses or liquids; laboratory benches, sinks, cabinets and casework; specialized air-handling and evacuation systems; drains or other equipment for the handling of waste water or hazardous materials; computer, telephone and telecommunications wiring, panels and equipment; lighting and lighting fixtures; wall coverings; drapes, blinds and other window coverings; carpets and other floor coverings; heaters, air conditioners and other heating or air conditioning equipment; fencing; security gates and systems; and other building operating equipment and decorations.

20.3. Surrender Plan. At least one hundred twenty (120) days prior to the expiration of the Term (or such earlier time that Sub-Tenant intends to remove any furnishings, fixtures or equipment from the Sub-Premises), Sub-Tenant shall provide to Sub-Landlord a detailed list and narrative description of its plan of surrender (“Surrender Plan”) that implements the terms of Sections 20.1 and 20.2, including a detailed listing and description of the items in the

ANNEX B

Sub-Premises that Sub-Tenant intends to remove. Sub-Landlord shall have the right to make reasonable objections to or modifications of such Surrender Plan, and Sub-Tenant shall satisfy Sub-Landlord’s objections at least thirty (30) days prior to the expiration of the Term (or any earlier date that Sub-Tenant intends to begin removing items). Sub-Tenant’s surrender of the Sub-Premises shall follow in all respects the Surrender Plan, as the same may have been modified to satisfy Sub-Landlord, and on all of the other terms and conditions of this Sublease. Sub-Landlord shall have the right to have a representative observe all aspects of Sub-Tenant’s vacation of the Sub-Premises to ensure compliance with this Sublease and the Surrender Plan.

20.4. Holding Over. Sub-Tenant shall vacate the Sub-Premises upon the expiration or earlier termination of this Sublease, and Sub-Tenant shall indemnify Sub-Landlord against all liabilities, damages and expenses incurred by Sub-Landlord as a result of any delay by Sub-Tenant in vacating the Sub-Premises. If Sub-Tenant remains in possession of the Sub-Premises or any part thereof after the expiration of the Lease Term with Sub-Landlord’s written permission, Sub-Tenant’s occupancy shall be a tenancy from month-to-month only, and not a renewal or extension hereof. All provisions of this Sublease (other than those relating to the term) shall apply to such month-to-month tenancy, except that the Minimum Monthly Rent shall be increased to 125% of the Minimum Monthly Rent in effect during the last month of the Lease Term. No acceptance of rent, negotiation of rent checks or other act or omission of Sub-Landlord or its agents shall extend the Expiration Date of this Sublease other than a writing executed by Sub-Landlord giving Sub-Tenant permission to remain in occupancy beyond the Expiration Date under the terms of the immediately preceding sentence.

21.	DEFAULT BY SUB-TENANT.

21.1. The occurrence of any of the following shall constitute an “Event of Default” under this Sublease by Sub-Tenant:

(a) Failure to pay when due the rent or any other monetary sums required hereunder.

(b) Failure to perform any other agreement or obligation of Sub-Tenant hereunder, if such failure continues for fifteen (15) days after written notice by Sub-Landlord to Sub-Tenant, except as to those Events of Default that are noncurable, in which case no such grace period shall apply. Sub-Landlord’s notice described herein is intended to satisfy, and is not in addition to, any and all legal notices required prior to commencement of an unlawful detainer action, including without limitation the notice requirements of California Code of Civil Procedure Sections 1161 et seq.

(c) Abandonment or vacation of the Sub-Premises by Sub-Tenant, or failure to occupy the Sub-Premises for a period of ten (10) consecutive days.

(d) If any of the following occurs: (i) a petition is filed for an order of relief under the federal Bankruptcy Code or for an order or decree of insolvency or reorganization or rearrangement under any state or federal law, and such petition is not dismissed within thirty (30) days after the filing thereof; (ii) Sub-Tenant makes a general assignment for the benefit of creditors; (iii) a receiver or trustee is appointed to take possession of any substantial part of Sub-Tenant’s assets, unless such appointment is vacated within thirty (30) days after the date thereof; (iv) Sub-Tenant consents to or suffers an attachment, execution or other judicial seizure of any substantial part of its assets or its interest under this Sublease, unless such process is released or satisfied within thirty (30) days after the occurrence thereof. If a court of competent jurisdiction determines that any of the foregoing events is not a default under this Sublease, and a trustee is appointed to take possession (or if Sub-Tenant remains a debtor in possession), and such trustee or Sub-Tenant transfers Sub-Tenant’s interest hereunder, then Sub-Landlord shall receive, as Additional Rent, the difference between the rent (or other consideration) paid in connection with such transfer and the rent payable by Sub-Tenant hereunder. Any assignee pursuant to the provisions of any bankruptcy law shall be deemed without further act to have assumed all of the obligations of the Sub-Tenant hereunder arising on or after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Sub-Landlord an instrument confirming such assumption.

(e) The occurrence of any other event that is deemed to be an Event of Default under any other provision of this Sublease.

22.	REMEDIES.

Upon the occurrence of any Event of Default by Sub-Tenant, Sub-Landlord shall have the following remedies, each of which shall be cumulative and in addition to any other remedies now or hereafter available at law or in equity:

ANNEX B

22.1. Termination of Lease. Sub-Landlord can terminate this Sublease and Sub-Tenant’s right to possession of the Sub-Premises by giving written notice of termination, and then re-enter the Sub-Premises and take possession thereof. No act by Sub-Landlord other than giving written notice to Sub-Tenant of such termination shall terminate this Sublease. Upon termination, Sub-Landlord has the right to recover all damages incurred by Sub-Landlord as a result of Sub-Tenant’s default, including:

(a) The worth at the time of award of any unpaid rent that had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent that would have been earned after the date of termination until the time of award exceeds the amount of the loss of rent that Sub-Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Sub-Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Sub-Landlord for all the detriment proximately caused by Sub-Tenant’s default, including, but not limited to (i) expenses for cleaning, repairing or restoring the Sub-Premises, (ii) expenses for altering, remodeling or otherwise improving the Sub-Premises for the purpose of reletting, (iii) brokers’ fees and commissions, advertising costs and other expenses of reletting the Sub-Premises, (iv) costs of carrying the Sub-Premises, such as taxes, insurance premiums, utilities and security precautions, (v) expenses in retaking possession of the Sub-Premises, (vi) attorneys’ fees and costs, (vii) any unearned brokerage commissions paid in connection with this Sublease, and (viii) payment of any previously waived or abated Minimum Monthly Rent and/or Additional Rent; plus

(e) At Sub-Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law. As used in paragraphs (a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at the maximum permissible legal rate. As used in paragraph (c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

22.2. Continuation of Lease. Sub-Landlord has the remedy described in California Civil Code Section 1951.4 (Sub-Landlord may continue the Lease in effect after Sub-Tenant’s breach and abandonment and recover rent as it becomes due, if Sub-Tenant has the right to sublet or assign, subject only to reasonable limitations), as follows:

(a) Sub-Landlord can continue this Sublease in full force and effect without terminating Sub-Tenant’s right of possession, and Sub-Landlord shall have the right to collect rent and other monetary charges when due and to enforce all other obligations of Sub-Tenant hereunder. Sub-Landlord shall have the right to enter the Sub-Premises to do acts of maintenance and preservation of the Sub-Premises, to make alterations and repairs in order to relet the Sub-Premises, and/or to undertake other efforts to relet the Sub-Premises. Sub-Landlord may also remove personal property from the Sub-Premises and store the same in a public warehouse at Sub-Tenant’s expense and risk. No act by Sub-Landlord permitted under this paragraph shall terminate this Sublease unless a written notice of termination is given by Sub-Landlord to Sub-Tenant or unless the termination is decreed by a court of competent jurisdiction.

(b) In furtherance of the remedy set forth in this Section, Sub-Landlord may relet the Sub-Premises or any part thereof for Sub-Tenant’s account, for such term (which may extend beyond the Lease Term), at such rent, and on such other terms and conditions as Sub-Landlord may deem advisable in its sole discretion. Sub-Tenant shall be liable immediately to Sub-Landlord for all costs Sub-Landlord incurs in reletting the Sub-Premises. Any rents received by Sub-Landlord from such reletting shall be applied to the payment of: (i) any indebtedness other than rent due hereunder from Sub-Tenant to Sub-Landlord, (ii) the costs of such reletting, including brokerage and attorneys’ fees and costs, and the cost of any alterations and repairs to the Sub-Premises, and (iii) the payment of rent due and unpaid hereunder, including any previously waived or abated rent. Any remainder shall be held by Sub-Landlord and applied in payment of future amounts as the same become due and payable hereunder. In no event shall Sub-Tenant be entitled to any excess rent received by Sub-Landlord after an Event of Default by Sub-Tenant and the exercise of Sub-Landlord’s

ANNEX B

remedies hereunder. If the rent from such reletting during any month is less than the rent payable hereunder, Sub-Tenant shall pay such deficiency to Sub-Landlord upon demand.

(c) Sub-Landlord shall not, by any re-entry or other act, be deemed to have accepted any surrender by Sub-Tenant of the Sub-Premises or Sub-Tenant’s interest therein, or be deemed to have terminated this Sublease or Sub-Tenant’s right to possession of the Sub-Premises or the liability of Sub-Tenant to pay rent accruing thereafter or Sub-Tenant’s liability for damages under any of the provisions hereof, unless Sub-Landlord shall have given Sub-Tenant notice in writing that it has so elected to terminate this Sublease.

(d) Sub-Tenant acknowledges and agrees that the restrictions on the Transfer of the Lease set forth in Article 18 of this Sublease constitute reasonable restrictions on such transfer for purposes of this Section and California Civil Code Section 1951.4.

22.3. Performance By Sub-Landlord. If Sub-Tenant fails to pay any sum of money or perform any other act to be performed by Sub-Tenant hereunder, and such failure continues for fifteen (15) days after notice by Sub-Landlord, Sub-Landlord shall have the right (but not the obligation) to make such payment or perform such other act without waiving or releasing Sub-Tenant from its obligations. All sums so paid by Sub-Landlord and all necessary incidental costs, together with interest thereon at the rate specified in Section 22.4, shall be payable to Sub-Landlord on demand. Sub-Landlord shall have the same rights and remedies in the event of nonpayment by Sub-Tenant as in the case of default by Sub-Tenant in the payment of the rent.

22.4. Late Charge; Interest on Overdue Payments. The parties acknowledge that late payment by Sub-Tenant of Minimum Monthly Rent or any Additional Rent will cause Sub-Landlord to incur costs not contemplated by this Sublease, the exact amount of which will be extremely difficult and impractical to determine, including, but not limited to, processing and accounting charges, administrative expenses, and additional interest expenses or late charges that Sub-Landlord may be required to pay as a result of late payment on Sub-Landlord’s obligations. Therefore, if any installment of Minimum Monthly Rent or Additional Rent is not received by Sub-Landlord on the due date, and without regard to whether Sub-Landlord gives Sub-Tenant notice of such failure or exercises any of its remedies upon an Event of Default, Sub-Tenant shall pay a late charge equal to the greater of ten percent (10%) of the overdue amount or One Hundred Dollars ($100), as Additional Rent hereunder. The parties hereby agree that such late charge represents a fair and reasonable estimate of the damages Sub-Landlord will incur by reason of late payment by Sub-Tenant. In addition, any amount due from Sub-Tenant that is not paid when due shall bear interest at a rate equal to two percent (2%) over the then current Bank of America prime or reference rate or ten percent (10%) per annum, whichever is greater, but not in excess of the maximum permissible legal rate, from the date such payment is due until the date paid by Sub-Tenant. Sub-Landlord’s acceptance of any interest or late charge shall not constitute a waiver of Sub-Tenant’s default or prevent Sub-Landlord from exercising any other rights or remedies available to Sub-Landlord.

22.5. Sub-Landlord’s Right to Require Advance Payment of Rent; Cashier’s Checks. If Sub-Tenant is late in paying any component of rent more than three (3) times during the Lease Term, Sub-Landlord shall have the right, upon notice to Sub-Tenant, to require that all rent be paid three (3) months in advance. Additionally, if any of Sub-Tenant’s checks are returned for nonsufficient funds, or if Sub-Landlord at any time serves upon Sub-Tenant a Three Day Notice to Pay Rent or Quit (pursuant to California Civil Code Sections 1161 et seq. or any successor or similar unlawful detainer statutes), Sub-Landlord may, at its option, require that all future rent (including any sums demanded in any subsequent three (3) day notice) be paid exclusively by money order or cashier’s check.

23.	DEFAULT BY SUB-LANDLORD.

23.1. Notice to Sub-Landlord. Sub-Landlord shall not be in default under this Sublease unless Sub-Landlord fails to perform an obligation required of Sub-Landlord within a reasonable time after written notice by Sub-Tenant to Sub-Landlord as provided in Section 23.2, specifying the nature of the alleged default; provided, however, that if the nature of the obligation is such that more than thirty (30) business days are required for performance, then Sub-Landlord shall not be in default if Sub-Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion.

ANNEX B

24.	GENERAL PROVISIONS.

24.1. Action or Defense by Sub-Tenant. Any claim, demand, right or defense of any kind by Sub-Tenant that is based upon or arises in any connection with the Lease or negotiations prior to its execution shall be barred unless Sub-Tenant commences an action thereon or initiates a legal proceeding or defense by reason thereof within six (6) months after the date of the occurrence of the event, act or omission to which the claim, demand, right or defense relates. Sub-Tenant acknowledges and understands that, after having had an opportunity to consult with legal counsel, the purpose of this paragraph is to shorten the time period within which Sub-Tenant would otherwise have to raise such claims, demands or rights of defense.

24.2. Arbitration and Mediation; Waiver of Jury Trial. Except as provided in this Section, if any dispute ensues between Sub-Landlord and Sub-Tenant arising out of or concerning this Sublease, and if said dispute cannot be settled through direct discussions between the parties, the parties shall first to attempt to settle the dispute through mediation before a mutually acceptable mediator. The cost of mediation shall be divided equally between the parties. Thereafter, any remaining, unresolved disputes or claims shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The prevailing party in any such arbitration shall be entitled to recover reasonable costs and attorneys’ fees and costs as determined by the arbitrator; provided, however, that the foregoing provisions regarding mediation and arbitration shall not apply to (a) any issue or claim that might properly be adjudicated in an unlawful detainer proceeding, or (b) to any issue or claim that Sub-Landlord elects not to have resolved through arbitration and with respect to which Sub-Landlord commences an action in law or equity to determine the same. Without limiting the foregoing, Sub-Landlord and Sub-Tenant hereby waive trial by jury in any action, proceeding or counterclaim (including any claim of injury or damage and any emergency and other statutory remedy in respect thereof) brought by either against the other on any matter arising out of or in any way connected with this Sublease, the relationship of Sub-Landlord and Sub-Tenant, or Sub-Tenant’s use or occupancy of the Sub-Premises.

24.3. Attorneys’ Fees. If either party brings any legal action or proceeding, declaratory or otherwise, arising out of this Sublease, including any suit by Sub-Landlord to recover rent or possession of the Sub-Premises or to otherwise enforce this Sublease, the losing party shall pay the prevailing party’s costs and attorneys’ fees and costs incurred in such proceeding. If Sub-Landlord issues notice(s) to pay rent, notice(s) to perform covenant, notice(s) of abandonment, or comparable documents as a result of Sub-Tenant’s default under this Sublease, and if Sub-Tenant cures such default, Sub-Tenant shall pay to Sub-Landlord the reasonable costs incurred by Sub-Landlord, including Sub-Landlord’s attorneys’ fees and costs, of preparation and delivery of same.

24.4. Authority of Sub-Tenant. Sub-Tenant represents and warrants that it has full power and authority to execute and fully perform its obligations under this Sublease pursuant to its governing instruments, without the need for any further action, and that the person(s) executing this Agreement on behalf of Sub-Tenant are the duly designated agents of Sub-Tenant and are authorized to do so. Prior to execution of this Sublease, Sub-Tenant shall supply Sub-Landlord with such evidence as Sub-Landlord may request regarding the authority of Sub-Tenant to enter into this Sublease. Any actual or constructive taking of possession of the Sub-Premises by Sub-Tenant shall constitute a ratification of this Sublease by Sub-Tenant.

24.5. Binding Effect. Subject to the provisions of Article 18 restricting transfers by Sub-Tenant and subject to Section 24.27 regarding transfer of Sub-Landlord’s interest, all of the provisions of this Sublease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

24.6. Brokers. Sub-Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this transaction other than the broker(s) described in the Basic Lease Provisions (if any), and it knows of no other real estate broker or agent who are entitled to a commission in connection with this transaction. Sub-Tenant agrees to indemnify, defend and hold Sub-Landlord harmless from and against any obligation or liability to pay any commission or compensation to any other party arising from the act or agreement of Sub-Tenant.

24.7. Construction. The headings and captions used in this Sublease are for convenience only and are not a part of the terms and provisions of this Sublease. In any provision relating to the conduct, acts or omissions of Sub-Tenant, the term “Sub-Tenant” shall include Sub-Tenant, its subSub-Tenants and assigns and their respective agents, employees, contractors, and invitees, and any others using the Sub-Premises with Sub-Tenant’s express or implied permission. Any use in this Sublease, or in any addendum, amendment or other document related hereto, of the terms

ANNEX B

“lessor” or “lessee” to refer to a party to this Sublease shall be deemed to be references to Sub-Landlord and Sub-Tenant, respectively.

24.8. Counterparts. This Sublease may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one Lease binding on all parties after all parties have signed such a counterpart.

24.9. Covenants and Conditions. Each provision to be performed by Sub-Tenant shall be deemed to be both a covenant and a condition.

24.10. Entire Agreement. This Sublease, together with all exhibits and addenda, if any, attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no oral or written agreements or representations between the parties hereto affecting this Sublease, and this Sublease supersedes, cancels, and merges any and all previous verbal or written negotiations, arrangements, representations, brochures, displays, models, photographs, renderings, floor plans, elevations, projections, estimates, agreements and understandings if any, made by or between Sub-Landlord and Sub-Tenant and their agents, with respect to the subject matter, and none thereof shall be used to interpret, construe, supplement or contradict this Sublease. This Sublease, and all amendments thereto, is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. There are no other representations or warranties between the parties, and all reliance with respect to representations is solely based upon the representations and agreements contained in this Sublease.

24.11. Exhibits. All exhibits, addenda and riders attached or referred to herein are hereby incorporated herein by reference.

24.12. Financial Statements. Within ten (10) days after written request from Sub-Landlord, Sub-Tenant shall deliver to Sub-Landlord such financial statements as are reasonably requested by Sub-Landlord to verify the net worth of Sub-Tenant, or any assignee, subSub-Tenant, or guarantor of Sub-Tenant. In addition, Sub-Tenant shall deliver to any proposed or actual lender or purchaser of the Sub-Premises designated by Sub-Landlord any financial statements required by such party to facilitate the sale, financing or refinancing of the Sub-Premises, including the past three (3) years’ financial statements. Sub-Tenant represents and warrants to Sub-Landlord that: (a) each such financial statement is a true and accurate statement as of the date of such statement; and (b) at all times during the Lease Term or any extension thereof, Sub-Tenant’s net worth shall not be reduced below Sub-Tenant’s net worth as of the date of execution of this Sublease. Sub-Landlord shall take reasonable precautions to protect the confidentiality of such financial statements. Sub-Tenant hereby irrevocably authorizes Sub-Landlord to conduct credit checks and other investigations into Sub-Tenant’s financial affairs.

24.13. Force Majeure. If Sub-Landlord is delayed in performing any of its obligations hereunder due to strikes; labor problems; inability to procure utilities; materials; equipment or transportation; governmental regulations; weather conditions; riots, insurrection, or war; or other events beyond Sub-Landlord’s control; then the time for performance of such obligation shall be extended to the extent reasonably necessary as a result of such event.

24.14. Governing Law. This Sublease shall be governed, construed and enforced in accordance with the laws of the State of California.

24.15. Joint and Several Liability. If more than one person or entity executes this Sublease as Sub-Tenant, each of them is jointly and severally liable for all of the obligations of Sub-Tenant hereunder.

24.16. Modification. The provisions of this Sublease may not be modified or amended, except by a written instrument signed by all parties.

24.17. Modification for Lender. If, in connection with obtaining financing or refinancing for the Sub-Premises or the Building, Sub-Landlord’s lender requests reasonable modifications to this Sublease, Sub-Tenant will not unreasonably withhold or delay its consent thereto, provided that such modifications do not increase the obligations of Sub-Tenant hereunder or materially and adversely affect Sub-Tenant’s rights hereunder.

24.18. Nondiscrimination. Sub-Tenant for itself and its officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, agrees to comply fully with any and all laws and other requirements prohibiting discrimination against any person or group of persons on account of race, color, religion, creed, sex, marital status, sexual orientation, national origin, ancestry, age, physical handicap or medical condition, in the use occupancy or patronage of the Sub-Premises and/or of Sub-Tenant’s business. Sub-Tenant shall indemnify, defend and hold Sub-Landlord and Sub-Landlord’s officers, directors, shareholders, partners, members,

ANNEX B

principals, employees and agents, and their respective successors and assigns, harmless from and against all damage and liability incurred by Sub-Landlord in the event of any violation of the foregoing covenant or because of any event of or practice of discrimination against any such persons or group of persons by Sub-Tenant or its officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals in accordance with the indemnification provisions of Article 13.

24.19. Notice. Any and all notices to either party shall be personally delivered or sent by regular mail, postage prepaid, addressed to the party to be notified at the address specified in Section 1.1, or at such other address as such party may from time to time designate in writing. Notice shall be deemed delivered on the date of personal delivery or three (3) business days after deposit in the U.S. Mail, certified, return receipt requested.

24.20. Partial Invalidity. If any provision of this Sublease is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby. Each provision shall be valid and enforceable to the fullest extent permitted by law.

24.21. Quiet Enjoyment. Sub-Landlord agrees that Sub-Tenant, upon paying the rent and performing the terms, covenants and conditions of this Sublease, may quietly have, hold and enjoy the Sub-Premises from and after Sub-Landlord’s delivery of the Sub-Premises to Sub-Tenant and until the end of the Lease Term; subject, however, to the lien and provisions of any mortgage or deed of trust to which this Sublease is or becomes subordinate.

24.22. Recording. Sub-Tenant shall not record this Sublease or any memorandum hereof without Sub-Landlord’s prior written consent.

24.23. Relationship of the Parties. Nothing contained in this Sublease shall be deemed or construed as creating a partnership, joint venture, principal-agent, or employer-employee relationship between Sub-Landlord and any other person or entity (including, without limitation, Sub-Tenant) or as causing Sub-Landlord to be responsible in any way for the debts or obligations of such other person or entity.

24.24. Relocation of Sub-Tenant. In the event Sub-Landlord requires the Sub-Premises, or a portion thereof, for use in conjunction with other premises or for other reasons related to the planning program for the Building, Sub-Landlord, upon delivering written notice to Sub-Tenant (the “Relocation Notice”), shall have the right to relocate all or a portion of Sub-Tenant’s occupancy to other space in the Building, at Sub-Landlord’s sole cost and expense, and the terms and conditions of the original Lease shall remain in full force and effect, except that the Sub-Premises will be in a new location. However, if the new space does not meet with Sub-Tenant’s reasonable approval, Sub-Tenant shall have the right to terminate this Sublease upon delivering notice to Sub-Landlord within fifteen (15) days after Sub-Tenant’s receipt of the Relocation Notice. If Sub-Tenant elects to terminate the Lease pursuant to this Section, the termination shall be effective on the effective date of the proposed relocation of Sub-Tenant as indicated in the Relocation Notice.

24.25. Rights of Redemption Waived. Sub-Tenant hereby expressly waives any and all rights of redemption under any present or future laws in the event Sub-Tenant is evicted or dispossessed for any cause, or in the event Sub-Landlord obtains possession of the Sub-Premises by reason of Sub-Tenant’s violation of any of the covenants and conditions of this Sublease or otherwise.

24.26. Time of Essence. Time is of the essence of each and every provision of this Sublease.

24.27. Transfer of Sub-Landlord’s Interest. In the event of a sale, assignment, exchange or other disposition of Sub-Landlord’s interest in the Sub-Premises, other than a transfer for security purposes only, Sub-Landlord shall be relieved of all obligations and liabilities accruing hereunder after the effective date of said sale, assignment, exchange or other disposition, provided that any Security Deposit or other funds then held by Sub-Landlord in which Sub-Tenant has an interest are delivered to Sub-Landlord’s successor. The obligations to be performed by Sub-Landlord hereunder shall be binding on Sub-Landlord’s successors and assigns only during their respective periods of ownership.

24.28. Waiver. No provision of this Sublease or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed. A waiver of any such breach shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision. No delay or omission by Sub-Landlord in exercising any of its remedies shall impair or be construed as a waiver thereof, unless such waiver is expressly set forth in a written instrument signed by Sub-Landlord. The subsequent acceptance of rent hereunder by Sub-Landlord shall not be deemed to be a waiver of any preceding breach by Sub-Tenant, other than the failure of Sub-Tenant to pay the

ANNEX B

particular rental so accepted, regardless of Sub-Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND/OR SIGNATURE BY SUB-TENANT IS NOT A COMMITMENT BY SUB-LANDLORD OR ITS AGENTS TO RESERVE THE PREMISES OR TO LEASE THE PREMISES TO SUB-TENANT. THIS LEASE SHALL BECOME EFFECTIVE AND LEGALLY BINDING ONLY UPON FULL EXECUTION AND DELIVERY BY BOTH SUB-LANDLORD AND SUB-TENANT. UNTIL SUB-LANDLORD DELIVERS A FULLY EXECUTED COUNTERPART HEREOF TO SUB-TENANT, SUB-LANDLORD HAS THE RIGHT TO OFFER AND TO LEASE THE PREMISES TO ANY OTHER PERSON TO THE EXCLUSION OF SUB-TENANT.

*            Signatures appear on following page            *

ANNEX B

EXECUTED by Sub-Landlord and Sub-Tenant as of the date first written above.

Sub-Landlord: SIEMENS MEDICAL SOLUTIONS USA, INC., a Delaware corporation

By:	/s/ Thomas E. Welch
Name:	Thomas E. Welch
Title:	Vice President PETNET Solutions

Sub-Tenant: MOLECULAR IMAGING CORPORATION, a Delaware corporation

By:	/s/ Kenneth C. Frederick
Name:	Kenneth C. Frederick
Title:	CEO

ANNEX B